Exhibit 1A2B
AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC

LIMITED LIABILITY COMPANY AGREEMENT

AMERICAN HOMEOWNER PRESERVATION MANAGEMENT LLC
MANAGING MEMBER

Effective as of _________ __, 2016

THE LIMITED LIABILITY COMPANY INTERESTS (“INTERESTS”) OF AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC ISSUED PURSUANT TO THIS LIMITED LIABILITY COMPANY AGREEMENT (“AGREEMENT”) HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE.  INTERESTS MAY NOT BE TRANSFERRED UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.  IN ADDITION, TRANSFERS OF INTERESTS ARE SUBJECT TO THE RESTRICTIONS SET FORTH IN SECTION 5.7 OF THIS AGREEMENT.

ARTICLE I. DEFINITIONS		1
ARTICLE II. FORMATION; BUSINESS; RIGHTS, POWERS AND AUTHORITY; STATUS AND DURATION; PRINCIPAL OFFICE		1
2.1	Formation	1
2.2	Business	1
2.3	Rights, Powers and Authority	1
2.4	Status and Duration	1
2.5	Principal Office	1
ARTICLE III. THE MANAGING MEMBER		2
3.1	Rights, Powers and Authority of the Managing Member	2
3.2	Investment Management	4
3.3	Duties of the Managing Member	4
3.4	Liabilities of the Managing Member Associates	5
3.5	Capital Contributions of the Managing Member and Admission of Additional Managers	5
3.6	Compensation and Reimbursement of Costs and Expenses	5
3.7	Activities of the Managing Member Associates; Conflicts of Interest	6
3.8	Reliance by Third Parties	6
ARTICLE IV. MEMBERS		6
4.1	Members Have Limited Personal Liability	6
4.2	Authority of Members Is Limited	7
4.3	Members May Not Partition Assets	7
4.4	Members May Not Remove or Expel Managing Member	7
ARTICLE V. INTERESTS		8
5.1	General Attributes of Interests	8
5.2	Issuance and Sale of Interests	9
5.3	Ownership of Interests	10
5.4	Transfers of Interests	10
ARTICLE VI. DISTRIBUTIONS TO AND WITHDRAWALS BY MEMBERS		13
6.1	Distributions of Net Income	13
6.2	Return of Capital	13
6.3	Expenses	13
6.4	Definitions	14
6.5	Withdrawals by Members from Capital Accounts	14
6.6	Resignation and Voluntary Withdrawal of Members	14
6.7	Involuntary Withdrawal of Members	14
6.8	Status After Withdrawal	14
6.9	Legal Restrictions on Capital Withdrawals	15
6.10	Withholding from Capital Withdrawals	15
6.11	Distributions Upon Dissolution	15
ARTICLE VII. CAPITAL ACCOUNTS; ALLOCATIONS		15
7.1	Capital Accounts	15
7.2	Allocation of Profits and Losses for Federal Income Tax Purposes	16
ARTICLE VIII. RECORDS AND ACCOUNTING; REPORTS; CONFIDENTIALITY		17
8.1	Books and Record	17
8.2	Right of Inspection	17

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8.3	Fiscal Year; Fiscal Quarters; Accounting Periods; Accounting Methods	18
8.4	Determination and Calculation of Liabilities and Valuation of Assets	19
8.5	Annual Financial Statements and Reports	19
8.6	Bank Accounts	19
8.7	Tax Matters	20
8.8	Confidentiality	20
ARTICLE IX. EXCULPATION AND INDEMNIFICATION OF MANAGING MEMBER ASSOCIATES		22
9.1	Exculpation	22
9.2	Indemnification	23
9.3	Limits on Exculpation and Indemnification	25
ARTICLE X. AMENDMENT; CONSENTS FOR OTHER PURPOSES		25
10.1	Amendments	25
10.2	Amendment of Certificate	27
10.3	Consents for Other Purposes	27
ARTICLE XI. DISSOLUTION AND WINDING UP		28
11.1	Events Causing Dissolution	28
11.2	Winding Up	28
11.3	Powers of Liquidating Trustee	28
11.4	Costs and Expenses of Liquidation; Compensation of Liquidating Trustee	29
11.5	Final Statement	29
11.6	Distribution of Property and Proceeds of Sale Thereof	29
11.7	Deficit Capital Accounts	30
ARTICLE XII. MISCELLANEOUS		30
12.1	Construction and Governing Law	30
12.2	Counterparts	32
12.3	Binding Effect	32
12.4	Third Party Beneficiaries	32
12.5	Remedies for Breach; Effect of Waiver or Consent	33

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AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC

LIMITED LIABILITY COMPANY AGREEMENT

This Limited Liability Company Agreement is entered into by and among American Homeowner Preservation Management, LLC, a Delaware limited liability company (“AHPM”), as a Manager and Member of the Company, and such other Persons who are admitted as Members of the Company or become Assignees of any Member of the Company, and is effective commencing January 22, 2016.

ARTICLE I.
DEFINITIONS

Unless otherwise defined, capitalized terms used in this Agreement have the meanings given them in ANNEX A.

ARTICLE II.
FORMATION; BUSINESS; RIGHTS, POWERS AND AUTHORITY; STATUS AND DURATION; PRINCIPAL OFFICE

2.1           Formation.  AHPM has executed, or caused to be executed, the Certificate in a form that complies with Section 18-201 of the Act and filed, or caused to be filed, the Certificate in the office of the Secretary of State of the State of Delaware to form the Company under the Act.

2.2           Business.  The business of the Company shall be to generate current income and capital appreciation and achieve social betterment by providing viable solutions for borrowers at risk of foreclosure to stay in their homes as well as facilitate dispositions which return vacant abandoned homes to service, all in the sole discretion of the Managing Member. As a result of its diverse objectives, the Company may not achieve the greatest possible financial returns to Members.

2.3           Rights, Powers and Authority.  The Company shall possess every right, power, authority and privilege that a limited liability company formed under the Act may lawfully possess, and may exercise or invoke any such right, power, authority or privilege to the maximum extent permitted by law.

2.4           Status and Duration. The Company is a separate legal entity whose existence commenced upon the filing of the Certificate and shall continue until the Certificate is canceled.  The Liquidating Trustee shall cause the Certificate to be canceled at the time and in the manner prescribed by Section 18-203 of the Act.

2.5           Principal Office.  The Managing Member shall cause the Company to maintain its principal office in care of the Managing Member at its offices at 819 South Wabash Avenue, Suite 606, Chicago, Illinois 60605, or at such other place as the Managing Member may determine from time to time in its sole and absolute discretion.  The Managing Member shall give Notification to the Members of any change in the location of the principal office of the Company no later than five (5) Business Days after the effective date of such change.

ARTICLE III.
THE MANAGING MEMBER

3.1           Rights, Powers and Authority of the Managing Member.

(a)        Subject only to the provisions of this Agreement and the requirements of applicable law:

(i)           the Managing Member shall possess full and exclusive right, power and authority to manage and conduct the business and affairs of the Company; provided, however, that this Section 3.1(a)(i) shall not be construed to limit the Managing Member’s right, power and authority to delegate, to the maximum extent permitted by law, any of the Managing Member’s rights, powers and authority hereunder, with respect to the Company, to such Person or Persons as the Managing Member may select from time to time; and

(ii)           in managing and conducting the business and affairs of the Company, the Managing Member: (A) shall take such actions and do such things as the Managing Member is expressly required to take or do under this Agreement with respect to the Company; (B) shall cause the Company to take such actions and do such things as the Company is expressly required to take or do under this Agreement; (C) may take, approve or agree to such actions, do such things, and make such designations, elections, selections and determinations as: (1) the Managing Member is expressly authorized, but not required, to take, approve, agree to, do or make under this Agreement; or (2) the Managing Member reasonably determines in good faith to be necessary, appropriate, advisable, incidental or convenient to the discharge of its duties under this Agreement; and (D) may cause the Company to take, approve or agree to such actions, do such things, and make such designations, elections, selections and determinations as: (1) the Managing Member is expressly authorized, but not required, to cause the Company to take, approve, agree to, do or make under this Agreement; or (2) the Managing Member reasonably determines in good faith to be necessary, appropriate, advisable, incidental or convenient to effect the formation of the Company or manage and conduct its business and affairs; provided, however, that:

(A)              where any provision of this Agreement contemplates that the Managing Member may take, approve or agree to a particular action, do a particular thing, or make a particular designation, election, selection or determination (or may cause the Company to take, approve or agree to a particular action, do a particular thing, or make a particular designation, election, selection or determination), in the Managing Member’s “sole and absolute discretion,” the Managing Member shall have the sole discretion to determine whether or not the Managing Member (or the Company) shall take, approve or agree to such action, do such thing, or make such designation, election, selection or determination and, in exercising such discretion, the Managing Member shall be required to act in good faith but shall be entitled to consider only such interests and factors as it wishes, including only its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any Member or Assignee of the Company (except to the extent otherwise expressly provided in Sections 3.5(b) and 6.8(a)); and

(B)              where any other provision of this Agreement contemplates that the Managing Member may take, approve or agree to a particular action, do a particular thing, or make a particular designation, election, selection or determination (or may cause the Company to take, approve or agree to a particular action, do a particular thing, or make a particular designation, election, selection or determination), the Managing Member shall have the sole discretion to determine whether or not the Managing Member (or the Company) shall take, approve or agree to such action, do such thing, or make such designation, election, selection or determination but, in exercising such discretion, the Managing Member shall be required to act in good faith and in such manner as it reasonably determines to be in, or not opposed to, the bests interests of the Company, and that otherwise complies with any specific standard applicable to such activity as set forth herein.

(b)        Subject to Section 3.1(a), the Managing Member may, by way of example and not of limitation, cause the Company to:

(i)           execute and acknowledge such certificates, instruments and other documents (and amendments thereto) as the Managing Member may determine, and file the same with Governmental Entities, for the purpose of effecting and continuing the valid existence of the Company as a limited liability company or qualifying the Company (or to do business as) a limited liability company or a company in which Members and Assignees have limited liability;

(ii)          execute, deliver and perform such contracts, agreements, undertakings and instruments (and amendments thereto) as the Managing Member may determine, with such broker-dealers, banks, other financial institutions, investment managers, investment advisers, custodians, administrators, attorneys, accountants, auditors, record-keepers, appraisers, consultants, other service-providers and counterparties as the Managing Member may select from time to time, on such terms and subject to such conditions as the Managing Member may determine (including terms relating to compensation, exculpation, indemnification and termination), and regardless of whether such service-providers or counterparties are Managing Member Associates or Members or Assignees of the Company or have financial, business or other relationships with the Company, any Managing Member Associate or any Member or Assignee of the Company, including contracts, agreements, undertakings and instruments under which the Company retains investment managers to manage such portion of the assets of the Company as the Managing Member may commit to their investment discretion from time to time;

(iii)         engage in any lawful transaction in any Financial Instrument;

(iv)         register any assets in the name of the Company or in the name of a nominee;

(v)          pay such costs and expenses as the Managing Member may determine;

(vi)         initiate, defend, compromise, settle or submit to arbitration any legal or contractual claim by or against the Company;

(vii)        otherwise engage in any and all lawful transactions and activities; and form one or more subsidiaries and cause any such subsidiary to do anything the Managing Member is authorized to cause the Company to do.

(c)              Notwithstanding any other provision of this Agreement, the Managing Member may not cause the Company to compensate any Managing Member Associate except upon terms and conditions comparable to those that would be negotiated on an “arm’s length” basis between unaffiliated parties for the type of service or transaction in question (it being understood and agreed that all payments or allocations to the Managing Member or any of its Affiliates described or referred to in this Agreement shall conclusively be presumed to meet that standard).

3.2           Investment Management.

(a)          AHP Capital Management, LLC (the “Investment Adviser”) shall provide investment advisory services to the Company pursuant to an Investment Advisory and Management Services Agreement.

(b)          The investment strategy of the Company shall be to invest primarily in real estate mortgage loans, fee simple interests in real estate, and other real estate assets; provided, however, that the following rules apply to investments by the Company:

   (i)          At least ninety five percent (95%) of the assets of the Company will consist of mortgages and other liens on and interests in real estate;

   (ii)         For at least ninety five percent (95%) of the mortgage loans purchased by the Company, the Investment Adviser must have a reasonable belief that one hundred percent (100%) of the acquisition cost of the loan is secured by real estate at the time of purchase;

   (iii)        No fewer than ninety five percent (95%) of the mortgage loans purchased by the Company, by value, will include a written indication in the historic file that the loan was one hundred percent (100%) secured by real estate at the time of origination;

   (iv)        The Company will not purchase any mortgage loan where there is written indication in the historic file that the loan was not one hundred percent (100%) secured by real estate at the time of origination; and

   (v)         The Investment Adviser shall take such other steps to ensure that the Company is not treated as an “investment company” within the meaning of the 1940 Act.

3.3           Duties of the Managing Member.

(a)          Except as provided in Section 3.3(b), neither the Managing Member nor any other Managing Member Associate shall be required to devote its full time or any material portion of its time to the business and affairs of the Company.

(b)          The Managing Member shall devote so much of its time to the business and affairs of the Company as the Managing Member shall determine to be necessary to achieve the investment objectives of the Company; provided, however, that this Section 3.3(b) shall not be construed to limit the Managing Member’s right to dissolve the Company pursuant to the provisions of Section 11.1.

(c)          The Managing Member shall not be required to discharge any duty under this Agreement that requires the payment of funds to any Person unless adequate funds of the Company are readily available for that purpose.

3.4           Liabilities of the Managing Member Associates  Except to the extent otherwise required by law, no Managing Member Associate shall be personally liable for: (a) the repayment, satisfaction or discharge of any debt, liability, obligation or commitment of the Company whether arising in tort, contract or otherwise; (b) the repayment, to any Member or Assignee of the Company, of any Capital Contribution of such Member or Assignee to the Company; or (c) any decrease in the value of any Capital Account of any Member or Assignee of the Company.

3.5           Capital Contributions of the Managing Member and Admission of Additional Managers.

(a)          The Managing Member shall make a Capital Contribution of Ten Thousand Dollars ($10,000) to the Company in exchange for its Class M Interest. The Managing Member or any other Managing Member Associate may (but in no event shall be required to) make one or more Capital Contributions at such time(s) and in such amount(s) as it may determine in its sole and absolute discretion.

(b)          The Managing Member is a Manager of the Company.  Subject to Section 3.5(d), the Managing Member, in its sole and absolute discretion, may cause the Company to admit one or more Persons (including one or more Affiliates of the Managing Member) as a Manager or Managers of the Company (each such Person, an “Additional Manager”), either in lieu of or in addition to the Managing Member.  No Person may be admitted to the Company as a Manager without the consent of the Managing Member.

(c)          In connection with causing the Company to admit an Additional Manager pursuant to Section 3.5(b), the Managing Member may amend this Agreement to provide that such newly admitted Additional Manager shall possess and may exercise any one or more of the rights, powers and authority possessed by the Managing Member hereunder with respect to the Company, as the case may be.

(d)          If the admission of one or more Additional Managers to the Company pursuant to Section 3.5(b) would constitute an “assignment” of this Agreement by the Managing Member within the meaning of Section 202(a)(1) of the Advisers Act, the Managing Member may not effect such admission without giving Notification to the Members no later than thirty (30) calendar days prior to the effective date of such admission, setting forth, in reasonable detail, all material facts relating to such admission prior to the effective date thereof.

3.6           Compensation and Reimbursement of Costs and Expenses.

(a)          The Company will bear a “Management Fee” equal to 0.1667% of the aggregate Capital Accounts of all of the Members of the Company as of the last day of each calendar month, plus Sixty Dollars ($60) per month for each active asset of the Company. Such Management Fee shall be paid to the Managing Member no later than the fifteenth (15th) day of the following month, with the annual fee paid no later than fifteen (15) days after the close of each fiscal year. The Managing Member shall be responsible for the compensation of the Investment Adviser

(b)          The Company will bear fees, costs and expenses as reasonably determined by the Managing Member. The Managing Member may, but shall not be required to, engage the services of one or more placement agents in connection with the marketing and sale of Class A Interests.

3.7           Activities of the Managing Member Associates; Conflicts of Interest.  Each Member and Assignee of the Company shall be deemed to have: (a) given full and informed consent to each action and practice involving an actual or potential conflict between the interests of any one or more Managing Member Associates, on the one hand, and any one or more of the Company, the Members and the Assignees, on the other hand; and (b) agreed not to object to any such action or practice, and not to bring or participate in bringing any Proceeding against any Managing Member Associate or the Company on the grounds that such action or practice involves or involved a breach of the fiduciary duty of loyalty on the part of the Managing Member or any other Managing Member Associate, if: (i) such action or practice is described in this Agreement; (ii) such action or practice was described in the Offering Circular (if any)  in effect at the time such Member was admitted as a Member of the Company or at the time such Assignee became an Assignee of the Company; or (iv) the Managing Member has given Notification to the Members, at least thirty (30) calendar days prior to taking such action or implementing such practice, setting forth, in reasonable detail, all material facts relating to such action or practice, and has obtained the Consent a majority of the Members, measured by capital accounts, to such action or practice prior to taking such action or implementing such practice.

3.8           Reliance by Third Parties.

(a)          Notwithstanding any limitation on any right, power or authority of the Managing Member described herein, any Person dealing with the Company shall be entitled to assume that the Managing Member has full right, power and authority to cause the Company to exercise or invoke any right, power, authority or privilege that a limited liability company formed under the Act may lawfully exercise or invoke, and no Person dealing with the Managing Member or any other Managing Member Associate shall be obligated to ascertain that the provisions of this Agreement have been complied with or to inquire into the necessity or expedience of any action of the Managing Member or any other Managing Member Associate.

(b)          Each and every certificate, instrument or other document executed on behalf of the Company by the Managing Member shall be conclusive evidence in favor of each and every Person relying thereon or claiming thereunder that: (i) at the time of the execution and delivery of such certificate, instrument or document, this Agreement was in full force and effect; (ii) the Person executing and delivering such certificate, instrument or document was duly authorized and empowered to do so for and on behalf of the Company, as the case may be; and (iii) such certificate, instrument or other document was duly executed and delivered in accordance with this Agreement and is binding upon the Company.

ARTICLE IV.
MEMBERS

4.1           Members Have Limited Personal Liability.

(a)          No Member or Assignee, in its capacity as such, shall be personally liable to any Person for the debts, liabilities, obligations or commitments of the Company, whether arising in tort, contract or otherwise; provided, however, that this Section 4.1(a) shall not be construed to limit the obligations of Members and Assignees under Sections 5.1(d) and 5.2(c).

(b)          Except as otherwise required by law, no Member or Assignee, in its capacity as such, shall be responsible for: (i) the losses of the Company, except to the extent of such Member’s or Assignee’s Capital Account; (ii) the repayment, to any other Member or Assignee, of any Capital Contribution of such other Member or Assignee; or (iii) any decrease in the value of any Capital Account of any other Member or Assignees; provided, however, that this Section 4.1(b) shall not be construed to limit the obligations of Members and Assignees under Sections 5.1(d) and 5.2(c).

(c)          Neither the Company nor any Managing Member Associate is obligated to apply for or obtain a reduction of or exemption from any applicable withholding tax on behalf of any Member or Assignee.

4.2           Authority of Members Is Limited.

(a)          No Member or Assignee, in its capacity as such, shall: (i) take part in the management or conduct of the business or affairs of the Company or act, or transact any business, in the name of or otherwise for or on behalf of the Company; (ii) have the right, power or authority to execute documents for, incur any indebtedness or expenditures on behalf of or otherwise bind the Company in connection with any matter; or (iii) have the right, power or authority to authorize, approve, agree or consent to, or vote on, any matter affecting the Company, except to the extent any such right, power or authority is expressly granted to such Member or Assignee by this Agreement or by provisions of the Act that may not lawfully be modified or nullified by agreement among the members of a limited liability company formed under the Act.  Wherever this Agreement provides that the Managing Member may take, approve or agree to a particular action, do a particular thing, or make a particular designation, election, selection or determination (or cause the Company to take, approve or agree to a particular action, do a particular thing or make a particular designation, election, selection or determination), and such case does not expressly require Member or Assignee authorization, approval, agreement or consent or the vote of Members or Assignees, the Managing Member shall possess full right, power and authority to take, approve or agree to such action, to do such thing, or to make such designation, election, selection or determination (or to cause the Company to take, approve or agree to such action, do such thing or make such designation, election, selection or determination), without obtaining any prior or subsequent authorization, approval, agreement, consent or vote of any Member or Assignee.

(b)          To the extent permitted by law, the Managing Member, in its sole and absolute discretion, may cause the Company to enter into an agreement with any Member or Assignee whereby such Member or Assignee agrees to waive any or all of such Member’s rights, powers and authority to authorize, approve, agree or consent to, or vote on, any matter or matters affecting the Company.

4.3           Members May Not Partition Assets.  No Member or Members, or Assignee or Assignees, individually or collectively, shall have any right, title or interest in or to any specific assets associated with the Company.  Each Member and Assignee irrevocably waives any right that it may have to maintain an action for partition with respect to its Interest or any assets associated with the Company.

4.4           Members May Not Remove or Expel Managing Member.  No Member or Members, or Assignee or Assignees, individually or collectively, shall have any right, power or authority to remove or expel the Managing Member as a Manager of the Company, to cause the Managing Member to withdraw as a Manager of the Company, or to appoint a successor Manager of the Company in the event of Bankruptcy of the Managing Member or otherwise, unless such right, power or authority is conferred on it or them by law.

ARTICLE V.
INTERESTS

5.1           General Attributes of Interests.

(a)          The limited liability company interests in the Company shall be divided into two “classes” of Interests: “Class A Interests” and “Class M Interests.” All of the Class M Interests shall be owned by the Managing Member. The Class A Interests shall be owned by Members whose subscriptions who accepted by the Managing Member to own Class A Interests, which may include the Managing Member and/or its Affiliates. Members owning a Class A Interest are referred to herein as “Class A Members” and Members owning a Class M Interest are referred to herein as “Class M Members.” The Class A Interest of a Class A Member shall be equal to a fraction, the numerator of which is such Class A Member’s Capital Contribution to the Company and the denominator of which is the aggregate of all Capital Contributions made to the Company. Interests shall be deemed to be personal property giving only the rights, powers, authority, privileges and preferences provided in this Agreement, notwithstanding the nature of the property held by the Company.

(b)          Each Class A Interest and Class M Interest, when issued and fully paid for in accordance with the provisions of the related Subscription Agreement, shall be fully paid and non-assessable, and, subject to Section 4.1(c), neither the Company nor any officer, employee or agent of the Company shall have the right, power or authority to call upon a Member or Assignee to pay any sum of money whatsoever in respect of such Member’s or Assignee’s Interest, whether in the form of a Capital Contribution, a loan or otherwise, other than that which such Member or Assignee has agreed to pay by way of such Subscription Agreement or has otherwise expressly agreed to pay.  However, each Person shall be liable to return to the Company amounts previously distributed to it by the Company as follows:

(i)           A Person who receives any amount distributed by the Company in violation of Section 18-607(a) of the Act shall be liable to the Company for the return of such amount, together with interest thereon from the date of such distribution at a floating rate determined by the Managing Member, notwithstanding that such Person had no knowledge of such violation at the time of its receipt of such amount.  Subject to the provisions of Section 18-502(b) of the Act, the Managing Member may compromise or waive any such liability on such terms and subject to such conditions as the Managing Member may determine.  This Section 5.1(b)(i) shall not apply to distributions made pursuant to Article XI.

(ii)          A Person who receives any amount distributed by the Company in violation of Section 18-804(a) of the Act shall be liable to the Company for the return of such amount, together with interest thereon from the date of such distribution at a floating rate determined by the Liquidating Trustee, notwithstanding that such Person had no knowledge of such violation at the time of its receipt of such amount.  Subject to the provisions of Section 18-502(b) of the Act, the Liquidating Trustee may compromise or waive any such liability on such terms and subject to such conditions as the Liquidating Trustee may determine.

(iii)         A Person who receives any amount distributed by the Company in excess of the amount to which such Person was entitled under this Agreement because of mistake or miscalculation shall be liable to the Company for the return of such amount, together with interest thereon from the date of such distribution at a floating rate determined by the Managing Member.

(c)          The Managing Member shall, to the extent necessary to settle the liabilities of a Person to the Company under Section 5.1(b), either adjust the Capital Account(s) of the appropriate Person(s) in the Company downward, or cause the Company to request payments from the appropriate Person(s), to reflect amounts due to the Company from such Person(s) (and in either event make corresponding upward pro rata adjustments to the other Capital Accounts in the Company); provided, however, that the Managing Member shall not be required to make any such downward adjustment or request for payment (or corresponding upward adjustment) unless failure to do so would have a material adverse effect on the Company.  It shall be conclusively presumed that any failure to make any such downward adjustment or request for payment in respect of a particular Member or Assignee of the Company shall not have a material adverse effect if the amount in question in respect of such Member or Assignee is less than one percent (1%) of the amount of Net Assets of the Company at the time contemplated for such adjustment or request.  If the Managing Member requests such a payment from a Person and such Person does not comply with such request, the Managing Member shall determine whether to cause the Company to institute a Proceeding against such Person to recover the amount requested.

(d)          If a Person receives a distribution in an amount less than the amount to which such Person was entitled under this Agreement because of mistake or miscalculation, the Managing Member, in its sole and absolute discretion, may: (i) cause the Company to pay the amount of such difference to such Person, together with interest thereon from the date of such distribution at a floating rate determined by the Managing Member; or (ii) adjust the Capital Account of such Person upward to reflect: (A) the amount due such Person plus (B) interest thereon from the date of such distribution at a floating rate determined by the Managing Member (and, in either case, make corresponding downward pro rata adjustments to the other Capital Accounts of the Company).

(e)          The number of Interests and Capital Accounts in the Company shall be unlimited.

(f)          At the Initial Closing, the Company will establish a Reserve sufficient to pay the Class A Preferred Return and the Management Fee for three (3) months.

5.2           Issuance and Sale of Interests.

(a)          The Managing Member is authorized to cause the Company to offer, sell and issue Interests, and to admit Persons as Members of the Company in connection therewith, in such manner and at such time or times as the Managing Member may determine, except that the Managing Member may not cause the Company to offer, sell or issue Interests in a manner inconsistent with this Agreement or the Offering Circular (if any) relating to such Interests in effect at the relevant time, or to any Person who has failed to execute a Subscription Agreement or other document under which such Person has agreed to be bound by the provisions of this Agreement as a Member of the Company.

(b)          The Managing Member may accept or reject any Subscription Agreement, or accept or reject all or any portion of a Person’s proposed Capital Contribution to the Company under such Person’s Subscription Agreement, in its sole and absolute discretion.

(c)          Each Person whose Subscription Agreement has been accepted by the Managing Member shall, to the extent the Managing Member has agreed to accept a Capital Contribution or Capital Contributions under such Subscription Agreement, make such Capital Contribution or Capital Contributions in cash in immediately available funds (unless the Managing Member agrees in its sole and absolute discretion to accept such Capital Contribution or Capital Contributions in the form of property other than cash) at the time(s) and place(s) set forth in such Subscription Agreement or in a Notification given to such Person pursuant to such Subscription Agreement; provided, however, that subject to the provisions of Section 18-502(b) of the Act, the Managing Member may compromise or waive any obligation a Person may have to the Company under such Person’s Subscription Agreement (including an obligation to make a Capital Contribution) or otherwise, on such terms and subject to such conditions as the Managing Member may determine.

(d)          If the Managing Member accepts a Person’s Subscription Agreement, it shall (subject to the provisions of Section 5.3) cause the books and records of the Company to reflect the admission of such Person as a Member in accordance with the terms of such Person’s Subscription Agreement.

(e)          A Person who has been admitted as a Member of the Company and who wishes to make a Capital Contribution that is not required to be made under such Person’s Subscription Agreement may do so only upon the approval of the Managing Member.  The Managing Member may withhold such approval in its sole and absolute discretion.

5.3           Ownership of Interests.  The Managing Member shall cause the ownership of Interests to be recorded on separate and distinct books and records of the Company.  The Company shall not issue certificates certifying the ownership of Interests therein except as the Managing Member may determine from time to time in its sole and absolute discretion.

5.4           Transfers of Interests.

(a)          No Member or Assignee may Transfer an Interest (or any interest therein) unless: (i) the Managing Member, in its sole and absolute discretion, has approved such Transfer; (ii) in the case of a Member or Assignee that is a natural person, such Member or Assignee dies or a court of competent jurisdiction adjudges him to be incompetent to manage his person or his property, in which case such Interest shall be Transferred automatically to the Personal Representative of such Member or Assignee; or (iii) such Transfer arises by operation of the provisions of Section 18-703(a) of the Act.

(b)          Notwithstanding the foregoing, by giving Notification to the Managing Member, a Class A Member may request that the Managing Member purchase, or arrange for the purchase, of all or a portion of the Class A Interest owned by such Class A Member. If such Notification does not otherwise provide, it shall be deemed to be a request for the sale of all, but not less than all, of the Class A Interests owned by the requesting Class A Member. If such Notification is received by the fifteenth (15th) day of a calendar month, the Managing Member shall use commercially reasonable efforts to arrange for such purchase by the end of such month; if such Notification is after the fifteenth (15th) day of a month, the Managing Member shall use commercially reasonable efforts to arrange for such purchase by the end of the following month.

(i)           In seeking to accommodate a request made pursuant to Section 5.4(b), the Managing Member shall not be required to (i) purchase the Class A Interest for its own account, (ii) contribute money to the Company to fund such purchase, (iii) borrow money or dispose of assets to fund such purchase, or (iv) take any other action that would, in the sole discretion of the Managing Member, be adverse to the interests of the Company or its other Members.

(ii)          If all or a portion of the Class A Interest of a Class A Member is purchased pursuant to this section within six (6) months following the date such Class A Member acquired such Class A Interest, then the Class A Preferred Return of such Class A Member shall be reduced from twelve percent (12%) to ten percent (10%), retroactively to the date of acquisition. If all or a portion of the Class A Interest of a Class A Member is purchased pursuant to this section more than six (6) months but less than twelve (12) months following the date such Class A Member acquired such Class A Interest, then the Class A Preferred Return of such Class A Member shall be reduced from twelve percent (12%) to eleven percent (11%), retroactively to the date of acquisition.

(iii)         The Managing Member shall consider requests made pursuant to Section 5.4(b) in the order in which such requests are received.

(iv)         If the Managing Member is unable to purchase or arrange for the purchase of a Class A Interest as provided in this Section by the dates specified in Section 5.4(b), the Class A Member may either rescind its request or maintain the request for the following month.

(c)          Duties and Liabilities of Transferors and Transferees.

(i)           Duties and Liabilities of Transferors.

(A)              If a Person Transfers an Interest (or an interest therein), such Person or its transferee shall, upon the Managing Member’s request, reimburse the Company for any legal, accounting and other costs and expenses the Company incurs in connection with such Transfer, including costs and expenses associated with reviewing such Transfer for compliance with this Section 5.4 and applicable law.

(B)              In the case of any Transfer of an Interest (or any interest therein), the transferee or the transferor of such Interest (or interest therein) shall, upon the request of the Managing Member and at such Person’s sole cost and expense, either cause the Company to be provided with, or authorize the Company to obtain, a legal opinion, in form and substance acceptable to the Managing Member and rendered by legal counsel acceptable to the Managing Member, to the effect that such proposed Transfer is exempt from or not subject to the registration requirements of the 1933 Act and any applicable state securities laws.

(C)              In the case of any Transfer of an Interest (or any interest therein), the transferor or transferee of such Interest (or interest therein) shall, upon the request of the Managing Member and at such Person’s sole cost and expense, either cause the Company to be provided with, or authorize the Company to obtain, a legal opinion, in form and substance acceptable to the Managing Member and rendered by legal counsel acceptable to the Managing Member, to the effect that the Transfer will not result in: (1) the termination of the Company as a partnership for federal income tax purposes or (2) the Company being treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and applicable Treasury Regulations.

(D)              Unless the Managing Member expressly agrees otherwise in its sole and absolute discretion, no Transfer of an Interest (or any interest therein) shall relieve the transferor of its duties, liabilities and obligations under this Agreement.

(ii)         Rights, Duties and Liabilities of Transferees.

(A)              No Person to whom a Transfer of an Interest (or an interest therein) has been made (an “Assignee”), including a Personal Representative to whom a Transfer of an Interest is made pursuant to Section 5.4(a)(ii), shall be entitled to be admitted to as a Member of the Company or to exercise any of the rights, powers or authority of a Member, unless the Managing Member approves thereof.  The Managing Member may withhold such approval in its sole and absolute discretion.

(B)              Prior to the admission of an Assignee as a Member pursuant to Section 5.4(c)(ii)(A): (1) such Assignee shall be entitled only to share in such increases and decreases of the Company’s Net Assets, to receive such distributions and to receive such allocations of the Tax Items, as the transferor would have been entitled to share and receive in respect of the Interest or interest therein Transferred by such transferor to such Assignee (provided that such Assignee shall have provided the Company such Assignee’s taxpayer identification number and such other information as may be reasonably requested by the Managing Member to enable the Company to comply with the Code and other applicable law and with the provisions of Section 8.7(a)); (2) such Assignee shall have no other rights, powers or authority in or with respect to the Company, except such rights, powers and authority as are expressly conferred on an Assignee by this Agreement; and (3) the transferor of such Interest or interest therein shall retain all rights, powers and authority pertaining thereto to the extent such rights, powers and authority do not vest in such Assignee pursuant to clause (1) of this Section 5.4(c)(ii)(B).

(C)              An Assignee admitted as a Member pursuant to Section 5.4(c)(ii)(A) shall, to the extent of the Interest transferred to such Assignee, succeed to all of the rights, powers and authority of the transferor Member under this Agreement in the place and stead of such transferor Member, except to the extent the Managing Member (in its sole and absolute discretion) and such Assignee expressly agree otherwise.

(D)              Unless the Managing Member expressly agrees otherwise in its sole and absolute discretion, notwithstanding any provision of Section 18-704(b) of the Act, any Assignee to whom an Interest (or an interest therein) is Transferred, whether or not such Assignee is admitted as a Member, shall, to the extent of such Interest (or interest therein), succeed to the duties, obligations and liabilities of the transferor under this Agreement.

(d)          Effective Dates of Transfers.

(i)          Transfers of Interests (or interests therein) pursuant to this Section 5.4 may be made on any day, but for purposes of this Agreement, a Transfer shall be deemed to occur at the beginning of the Accounting Period during which such Transfer occurs, if such Transfer occurs on or prior to the fifteenth (15th) day of such Accounting Period, or at the beginning of the Accounting Period immediately following the Accounting Period during which such Transfer occurs, if such Transfer occurs after the fifteenth (15th) day of an Accounting Period, or at such other time determined by the Managing Member pursuant to such convention as may be administratively feasible and consistent with applicable law.

(ii)         All distributions pursuant to this Agreement attributable to a Transferred Interest (or interest therein): (A) with respect to which the distribution record date determined by the Managing Member is before the date such Transfer is deemed to occur, shall be made to the transferor, and (B) with respect to which the distribution record date determined by the Managing Member is on or after the date such Transfer (other than a pledge, encumbrance, hypothecation or mortgage) is deemed to occur, shall be made to the transferee.

(iii)        If any Interest (or an interest therein) is deemed to be Transferred on any day other than the first day of a calendar year, then each Tax Item attributable thereto for such year shall be allocated to the transferor and the transferee by taking into account their varying interests during such year in accordance with Section 706(d) of the Code, using any method permitted thereunder selected by the Managing Member.

(e)          Any Transfer of any Interest (or interest therein) in breach of this Section 5.4, and any Transfer that has (or, in the Managing Member’s judgment, is likely to result in) an Adverse Regulatory Effect, shall be wholly null and void and shall not effectuate the Transfer contemplated thereby.  The Company shall have the right to obtain injunctive relief (in addition to and not in lieu of any other remedies available to either or both of them) in the event of: (i) any breach or threatened breach of this Section 5.4; or (ii) any Transfer that has (or, in the Managing Member’s judgment, is likely to result in) an Adverse Regulatory Effect.  Any Person who Transfers an Interest (or an interest therein) in breach of this Section 5.4 shall reimburse the Company for all costs and expenses reasonably incurred in enforcing this Section 5.4 with respect to such Transfer.

ARTICLE VI.
DISTRIBUTIONS TO AND WITHDRAWALS BY MEMBERS

6.1           Distributions.

(a)          All distributions by the Company shall be made in the following order of priority:

(i)          First, the Company shall distribute to each Class A Member an amount equal to the Class A Preferred Return;

(ii)         Second, the Company shall distribute to each Class A Member an amount equal to such Class A Member’s Unreturned Investment; and

(iii)        Third, the Company shall distribute the balance to the Class M Members.

(b)          No Member has any right to demand and receive any distribution in a form other than cash.  All distributions shall be made at such time as is determined by the Managing Member.  All amounts withheld pursuant to the Code or any provisions of state or local tax law with respect to any payment or distribution to the Members from the Company shall be treated as amounts distributed to the relevant Member pursuant to this Section 6.1.

6.2           Return of Capital. The Managing Member shall endeavor to return the entire Capital Contribution of each Class A Member no later than the fifth (5th) anniversary of such Capital Contribution.

6.3           Expenses.  Before authorizing a distribution to the Members, the Managing Member shall take into account (i) all items of revenue of the Company; (ii) all costs and expenses of the Company, including the Management Fee; (iii) all debt service payments of the Company; (iv) all amounts added to or released from Reserve accounts established by the Managing Member for the Company; (v) all liabilities of the Company; and (vi) all other items the Managing Member believes should be taken into account in its sole discretion.

6.4           Definitions.

(a)          The “Class A Preferred Return” of a Class A Member means (subject to Section 7.2(d)) an amount such that, as of the date of any distribution, such Class A Member has received a compounded return of twelve percent (12%) with respect to such Class A Member’s Unreturned Investment since the date of such Class A Member’s Capital Contribution.

(b)          The “Unreturned Investment” of a Class A Member means such Class A Member’s Capital Contribution, reduced by previous distributions made to such Class A Member pursuant to Section 6.1(a).

6.5           Withdrawals by Members from Capital Accounts.  No Member or Assignee shall be entitled to withdraw capital from its Capital Account except with the consent of the Managing Member, which consent may be withheld for any reason or no reason.

6.6           Resignation and Voluntary Withdrawal of Members.  Prior to the completion of the winding up of the business and affairs of the Company, no Member or Assignee shall have the right to resign or withdraw as such, unless such Member or Assignee has been allowed to withdraw the entire balance of its Capital Account in accordance with this Agreement.

6.7           Involuntary Withdrawal of Members.

(a)          The Managing Member, in its sole and absolute discretion, may require any Member or Assignee to: (i) withdraw any portion of its Capital Account as of any month-end by giving not less than five (5) calendar days prior Notification to such Member or Assignee; or (ii) withdraw as a Member or Assignee as of any month-end by giving not less than five (5) calendar days prior Notification to such Member or Assignee.

(b)          The Managing Member may at any time require any Member or Assignee to withdraw all or any portion of its Capital Account, or withdraw as a Member or Assignee, in either case without notice to such Member or Assignee, if: (i) the Managing Member determines that such Member or Assignee made a material misrepresentation to the Company in connection with acquiring its Interest; (ii) a Proceeding is commenced or threatened against the Company arising out of, or relating to, such Member’s or Assignee’s investment in the Company; (iii) such Member or Assignee Transferred such Interest (or any interest therein) in violation of Section 5.4 or in a manner that has resulted in (or, in the Managing Member’s judgment, is likely to result in) an Adverse Regulatory Effect; or (iv) such Member’s or Assignee’s ownership of such Interest (or any interest therein) has resulted in (or, in the Managing Member’s judgment, is likely to result in) an Adverse Regulatory Effect.

(c)          Any Member or Assignee who is required to withdraw an amount from its Capital Account or to withdraw as a Member or Assignee pursuant to this Section 6.7 shall withdraw from its Capital Account the amount such Member or Assignee is required to withdraw, as specified by the Managing Member.

6.8           Status After Withdrawal.

(a)          A Person who is permitted or required to resign or withdraw as a Member or Assignee pursuant to this Agreement shall have no rights against the Company; provided, however, that this Section 6.8(a) shall not be construed to limit a former Member’s or Assignee’s right (subject to the limitations contained in Articles IX and XII) to bring any Proceeding against the Company, any Managing Member Associate or any Liquidating Trustee Associate.

(b)          A Person who is permitted or required to resign or withdraw as a Member or Assignee pursuant to the provisions of this Agreement shall continue as a Member or Assignee, as the case may be, until the effective date of such resignation or withdrawal, but not thereafter, notwithstanding that withdrawal proceeds are not paid to such Person until after the effective date of such resignation or withdrawal.

6.9             Legal Restrictions on Capital Withdrawals.  Notwithstanding any other provision of this Agreement, no Capital Withdrawal shall be made from the Company to the extent that, after giving effect to such withdrawal, the Company would be in violation of Section 18-607(a) or Section 18-804(a) of the Act.

6.10           Withholding from Capital Withdrawals.  The Managing Member may withhold and pay over to the Internal Revenue Service or any other taxing authority, pursuant to Code Sections 1441, 1442, 1445, 1446 and any other provisions of the Code or of state, local or foreign law, the amounts the Company may be required to withhold under those provisions or may be required to pay to any federal, state, local or foreign taxing authority relating to a Member or Assignee.  The amount of any taxes withheld and paid by the Company on behalf of a Member or Assignee thereof shall be deemed to constitute a distribution to such Member or Assignee and, if withheld and paid in connection with a Capital Withdrawal by such Member or Assignee from a Capital Account, shall reduce (on a dollar for dollar basis) the amount the Company would otherwise pay directly to such Member or Assignee in connection with such Capital Withdrawal.

6.11           Distributions Upon Dissolution.  Upon the commencement of the winding up of the Company pursuant to Article XI, the Company shall make no further distributions pursuant to this Article VI (unless the Managing Member determines otherwise in its sole and absolute discretion), but shall make all distributions in accordance with the order and priority set forth in Section 11.6, notwithstanding that such dissolution occurs subsequent to a distribution record date or the effective day of a withdrawal but prior to making the related distribution that would otherwise be made in connection therewith pursuant to this Agreement.

ARTICLE VII.
CAPITAL ACCOUNTS; ALLOCATIONS

7.1           Capital Accounts.

(b)          The Company shall maintain a separate capital account for each Member (each, a “Capital Account”) according to the rules of U.S. Department of Treasury issued under section 704(b) of the Internal Revenue Code.

(c)           The Capital Account of a Member or Assignee shall be increased by (i) the amount of cash contributed by such Member or Assignee; (ii) the adjusted tax basis of other property contributed by such Member or Assignee (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code); and (iii) allocations to such Member or Assignee of the Company’s taxable income and gain.

(d)          The Capital Account of a Member or Assignee shall be decreased by (i) the amount of cash distributed by such Member or Assignee, whether pursuant to Article VI or Article XI; (ii) the adjusted tax basis of other property distributed to such Member or Assignee (net of liabilities secured by such distributed property that such Member or Assignee is considered to assume or take subject to under Section 752 of the Code), whether pursuant to Article VI or Article XI; and (iii) allocations to such Member or Assignee of taxable losses and deductions.

7.2           Allocation of Profits and Losses for Federal Income Tax Purposes.

(a)          Unless otherwise determined by the Manager based on applicable tax laws and regulations, all profits and losses of the Company shall be allocated to the Class A Members until the Class A Members have been allocated profits equal to (i) the cumulative Class A Return, plus (ii) the amount of any losses allocated to the Class A Members. Thereafter, all profits and losses shall be allocated to the Class M Members.

(b)          Subject to section 7.2(a), the Company shall seek to allocate its Tax Items in a manner so that (i) such allocations have “substantial economic effect” as defined in section 704(b) of the Code and the regulations issued thereunder (the “Regulations”) and otherwise comply with applicable tax laws; (ii) each Member is allocated income equal to the sum of (A) the losses he or it is allocated, and (B) the cash profits he or it receives; and (iii) after taking into account the allocations for each year as well as such factors as the value of the Company’s assets, the allocations likely to be made to each Member in the future, and the distributions each Member is likely to receive, the balance of each Member’s capital account at the time of the liquidation of the Company will be equal to the amount such Member is entitled to receive pursuant to Article XI. That is, the allocation of Tax Items, should, to the extent reasonably possible, following the actual and anticipated distributions of cash, in the discretion of the Managing Member. In making allocations the Managing Member shall use reasonable efforts to comply with applicable tax laws, including without limitation through incorporation of a “qualified income offset,” a “gross income allocation,” and a “minimum gain chargeback,” as such terms or concepts are specified in the Regulations. The Managing Member shall be conclusively deemed to have used reasonable effort if it has sought and obtained advice from counsel.

(c)          In the event the Company recognizes a loss attributable to loans from the Members, then such loss, as well as any income recognized by the Company as a result of the repayment of such loan (including debt forgiveness income), shall be allocated to the Member(s) making such loan.

(d)          Any income, gain, loss, or deduction realized as a direct or indirect result of the issuance of an Interest to a Member (the “Issuance Items”) shall be allocated among the Members so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Section 7.2 to each Member, shall be equal to the net amount that would have been allocated to each such Member if the Issuance Items had not been realized.

(e)          The Company may, but shall not be required to, make an election under section 754 of the Code at the request of any Member. The Company may condition its consent to make such an election on the agreement of the requesting Member to pay directly or reimburse the Company for any costs incurred in connection with such election or the calculations required as a result of such an election.

(f)          In the event property of the Company is distributed to one or more the Members in kind, there shall be allocated to the Members the amount of income, gain or loss which the Company would have recognized had such property been sold for its fair market value on the date of the distribution, to the extent such income, gain or loss has not previously been allocated among the Members.

(g)          Any federal tax elections (including elections under Sections 988 and 475(f) of the Code and those referenced in Section 8.7)) or other decisions relating to allocations made under this Section 7.2 shall be made in any manner that the Managing Member may determine reflects the purposes and intent hereof.

(h)          The Managing Member may make such modifications as may be necessary to assure that the Members’ and Assignees’ respective Tax Basis Capital Accounts are maintained in accordance with federal income tax accounting principles applicable to partnerships.

ARTICLE VIII.
RECORDS AND ACCOUNTING; REPORTS; CONFIDENTIALITY

8.1           Books and Record.

(a)          The Managing Member shall cause the Company to maintain such books and records relating to the business and affairs of the Company as are required to be maintained under the Act (“Required Records”) and such other books and records as the Managing Member, in its sole and absolute discretion, may determine.

(b)          The Company shall keep at its principal offices books and records of account of the Company which shall reflect a full and accurate record of each transaction of the Company.

8.2           Right of Inspection.

(a)           If a Member of the Company wishes additional information or to inspect the books and records of the Company for a bona fide purpose, the following procedure shall be followed:  (i) such Member shall notify the Managing Member, setting forth in reasonable detail the information requested and the reason for the request; (ii) within sixty (60) days after such a request, the Managing Member shall respond to the request by either providing the information requested or scheduling a date (not more than 90 days after the initial request) for the Member to inspect the Company’s records; (iii) any inspection of the Company’s records shall be at the sole cost and expense of the requesting Member; and (iv) the requesting Member shall reimburse the Company for any reasonable costs incurred by the Company in responding to the Member’s request and making information available to the Member.

(b)          The Managing Member shall not be required to respond to a request for information or to inspect the books and records of the Company if the Managing Member believes such request is made to harass the Company or the Managing Member, to seek confidential information about the Company, or for any other purpose other than a bona fide purpose.

(c)          An inspection of the Company’s books and records may be conducted by an authorized representative of a Member, provided such authorized representative is an attorney or a licensed certified public accountant and is reasonably satisfactory to the Managing Member.

(d)          The following restrictions shall apply to any request for information or to inspect the books and records of the Company:

(i)          No Member shall have a right to a list of the Members or any information regarding the other Members.

(ii)         Before providing additional information or allowing a Member to inspect the Company’s records, the Managing Member may require such Member to execute a confidentiality agreement satisfactory to the Managing Member.

(iii)        No Member shall have the right to any trade secrets of the Company or any other information the Managing Member deems highly sensitive and confidential.

(iv)        No Member may review the books and records of the Company more than once during any twelve (12) month period.

(v)         Any review of the Company’s books and records shall be scheduled in a manner to minimize disruption to the Company’s business.

(vi)        A representative of the Company may be present at any inspection of the Company’s books and records.

(vii)       If more than one Member has asked to review the Company’s books and records, the Managing Member may require the requesting Members to consolidate their request and appoint a single representative to conduct such review on behalf of all requested Members.

(viii)      The Managing Member may impose additional reasonable restrictions for the purpose of protecting the Company and the Members.

8.3           Fiscal Year; Fiscal Quarters; Accounting Periods; Accounting Methods.

(a)          The Fiscal Year of the Company shall be the calendar year, unless the Managing Member determines otherwise and gives Notification of such determination to the Members and Assignees.

(b)          The Fiscal Quarters of the Company shall be the calendar quarters, unless the Managing Member determines otherwise and gives Notification of such determination to the Members and Assignees.

(c)          The Accounting Periods of the Company shall be determined as follows:

(i)           The initial Accounting Period of the Company shall commence as of the date on which the Company first issues an Interest to a Member and close as of the close of business on the last Business Day of the calendar month in which the Initial Closing occurs.

(ii)           Each subsequent Accounting Period shall commence immediately after the close of the first preceding Accounting Period and close as of the close of business on the first to occur of (a) the last Business Day of the calendar month in which such Accounting Period commenced; (b) the Business Day immediately prior to the effective date of any Capital Contribution to the Company; (c) the Business Day as of which a Capital Withdrawal from the Company is effected; (d) a date determined by the Managing Member; and (e) the date upon which the winding up of the business and affairs has been completed pursuant to this Agreement.

(d)          The Company will keep its financial books under the cash method of accounting and, except as explicitly provided in this Agreement, in accordance with U.S. generally accepted accounting principles consistently applied.

8.4           Determination and Calculation of Liabilities and Valuation of Assets.

(a)          The Managing Member shall value the Company’s assets (generally mortgage loans and real property) at the Company’s accumulated cost, which includes the cost of acquisition, plus cost of due diligence, servicing, the payment of other claims on the underlying property when deemed advisable by the Managing Member, and holding and transaction fees and expenses.  Notwithstanding the above, if, in the good faith determination of the Managing Member, as asset has become materially impaired over a significant period of time, such that in the opinion of the Managing Member, the asset ought to be revalued to reflect a significant downward valuation of the asset, the Managing Member has discretion to adjust the value of the asset downward to reflect their good faith, subjective determination of the new, lower value of the asset.

(b)          The Managing Member shall determine the amount of the Liabilities of the Company in accordance with generally accepted accounting principles (except as otherwise provided in Section 8.4(d) or in the Offering Circular (if any)).

(c)          For purposes of determining the Liabilities of the Company at a particular time, the Managing Member may estimate costs or expenses that are incurred on a regular or recurring basis over yearly or other periods and treat the amount of any such estimate as accruing in equal portions over any such period.

(d)          The Managing Member may establish (and increase or decrease from time to time) such reserves for: (i) estimated accrued costs or expenses; and (ii) contingent, unknown or unfixed debts, liabilities or obligations, even if such reserves are not required by generally accepted accounting principles (“Reserves”).  Any such Reserve, to the extent reversed, shall be allocated among the Capital Accounts of the Members or Assignees at the time of such reversal in the manner provided in Section 7.2, unless the Managing Member, in its sole and absolute discretion, determines to allocate such reversal among the Capital Accounts of those Persons who were Members or Assignees at the time such Reserve was established or increased, as the case may be.

8.5           Annual Financial Statements and Reports. Within a reasonable period after the close of each Fiscal Year, the Company shall furnish to each Member with respect to such fiscal year (i) a statement showing in reasonable detail the computation of the amount distributed to such Members, (ii) a balance sheet of the Company, (iii) a statement of income and expenses, and (iv) such information from the Company’s annual information return as is necessary for such Members to prepare their federal, state and local income tax returns. The financial statements of the Company need not be audited by an independent certified public accounting firm unless the Managing Member so elects.

8.6           Bank Accounts. Funds of the Company may be deposited in accounts at banks or other institutions selected by the Managing Member. Withdrawals from any such account or accounts shall be made in the name of the Company upon the signature of such persons as the Managing Member may designate. Company in any such account shall not be commingled with the funds of any Member or any other Entity.

8.7           Tax Matters.

(a)          The Managing Member shall cause all required federal, state and local income or information tax returns (“Tax Returns”) to be prepared and timely filed (subject to the Managing Member’s discretion to obtain extensions) with the appropriate authorities.

(b)          The Managing Member shall determine the accounting methods and conventions under the tax laws of the United States, the several states and other relevant jurisdictions (“Tax Laws”) as to the treatment of Tax Items of the Company or any other method or procedure relating to the preparation of the Tax Returns of the Company.

(c)          The Managing Member may cause the Company to make (or refrain from making) any and all tax elections permitted by the Tax Laws, including the election referred to in Section 754 of the Code, and may charge the costs of complying with such election to the Member(s) or Assignee(s) who requested that such election be made.

(d)          As soon as reasonably practicable after the end of each Fiscal Year, the Managing Member shall cause to be delivered to each Person who was a Member or Assignee of the Company at any time during such Fiscal Year such tax information and schedules relating as are necessary to enable such Person to prepare its federal income tax return in accordance with the laws, rules and regulations then prevailing.

(e)          Each Member and Assignee agrees in respect of any year in which such Member or Assignee had an investment in the Company that, unless the Managing Member expressly agrees otherwise in its sole and absolute discretion, such Member or Assignee shall not: (i) treat, on its tax returns, any Tax Item relating to such investment in a manner inconsistent with the treatment of such Tax Item by the Company, as reflected on the Schedule K-1 or other information statement furnished by the Company to such Member or Assignee; or (ii) file any claim for a refund relating to any such Tax Item based on, or which would result in, any such inconsistent treatment.

(f)          The Managing Member is hereby appointed the “tax matters partner” of the Company for all purposes pursuant to Sections 6221-6231 of the Code.

(g)          Each Member and Assignee shall furnish the Managing Member with such information, forms and certifications as it may require and as are necessary to comply with the regulations governing the obligations of withholding tax agents or as are necessary with respect to any withholding taxes imposed by countries other than the U.S.  Each Member and Assignee represents that the information and forms furnished by him shall be true and accurate in all respects and agrees to indemnify the Company and the Managing Member for his allocable share of any applicable tax of any type (including any liability for penalties, additions to tax or interest) attributable to his share of income or the distributions to him.

8.8           Confidentiality.

(a)          Except as provided in Section 8.8(b), each Member and Assignee agrees to keep confidential, not to make any use of, and not to provide or disclose to any Person, any information or matter relating to the Company or its business and affairs, including reports furnished to Members and Assignees pursuant to Section 8.5, the identities of other Members and Assignees, any offering materials used in connection with the marketing and private placement of Interests in the Company (including this Agreement, the Subscription Agreements and Other Agreements) and any information or matter related to any investment made by the Company (all of the foregoing, “Confidential Information”).

(b)          Notwithstanding the provisions of Section 8.8(a):

   (i)           A Member or Assignee may provide or disclose Confidential Information to its members, partners, shareholders, directors, officers and employees, to its financial, legal, tax and other advisors, and to such other Persons as the Managing Member may approve in its sole and absolute discretion (each of the foregoing, an “Authorized Person”), for any purpose reasonably related to its interest in the Company; provided, however, that such Member or Assignee notifies each such Authorized Person in writing of the restrictions set forth in this Section 8.8 and states in such writing, in a prominent fashion, that such Authorized Person, by receiving such Confidential Information, shall be deemed to have agreed to comply with such restrictions for the benefit of the Company and the Managing Member.

    (ii)           A Member or Assignee or any of its Authorized Persons may provide or disclose Confidential Information to any Person if: (A) the information contemplated to be provided or disclosed is publicly known at the time of the proposed disclosure as a result of actions other than a breach by such Member or Assignee or any of its Authorized Persons of the provisions of this Section 8.8; (B) such disclosure is required by law or regulation; (C) such disclosure is required to be made by a Governmental Entity or self-regulatory organization having jurisdiction over such Member or Assignee; (D) such disclosure is made in good faith in response to a written request for information by a Governmental Entity or self-regulatory organization having jurisdiction over such Member or Assignee; (E) such disclosure is made in good faith during the course of an examination of such Member or Assignee by a Governmental Entity or self-regulatory organization having jurisdiction over such Member or Assignee; or (F) such disclosure is approved in advance by the Managing Member in its sole and absolute discretion.  A Member or Assignee or its Authorized Person who discloses Confidential Information pursuant to this Section 8.8(b)(ii) shall: (1) in the case of any disclosure made pursuant to clause (E) of this Section 8.8(b)(ii), promptly provide the Managing Member a copy of the written request for information described in that clause; and (2) in the case of any disclosure made pursuant to clauses (B), (C) or (D) of this Section 8.8(b)(ii), use its reasonable best efforts to: (a) give reasonable prior Notification of such disclosure to the Managing Member to afford the Managing Member the opportunity to obtain an appropriate protective order and (b) inform each recipient of such information of the confidential nature of such information.

(c)          Notwithstanding anything to the contrary in this Agreement or in any other documents pertaining to an investment in the Company, a Member or Assignee (or any of its Authorized Representatives) may disclose to any and all persons, without limitation of any kind, the anticipated tax treatment and tax structure of the Company and transactions contemplated by the Company, and all materials of any kind (including opinions or other tax analyses) related to such tax treatment and tax structure, if any.

(d)          Rights of Managing Member.

   (i)           The Managing Member may disclose to any Member or Assignee or any prospective investor in the Company such information relating to the Company or its investments as the Managing Member determines to be necessary to retain any such Member or Assignee as an investor or facilitate an investment by any such prospective investor, as the case may be.

   (ii)          The Managing Member may disclose to any Person that provides or may provide service to the Company such information relating to the Company or its investments as the Managing Member determines to be necessary, appropriate, advisable, incidental or convenient to manage and conduct the Company’s business and affairs.

   (iii)        Unless the Managing Member expressly agrees otherwise, the Managing Member, in its sole and absolute discretion, may publicize: (A) the fact that it serves as the Manager of the Company, (B) the performance of the Company and (C) the identity of Members and Assignees of the Company, provided it does so in a manner that does not constitute “general advertising” or “general solicitation” with respect to the Company or the Interests therein within the meaning of Rule 503(c) of Regulation D under the 1933 Act.

(e)          Proprietary Information of Managing Member.

   (i)          Each Member and Assignee acknowledges and agrees that Managing Member, its Affiliates and their respective licensors own all rights, title and interest in and to the trading models, strategies, software and other proprietary materials utilized or generated by them in the course of managing and conducting the business and affairs of the Company, including all patent, trademark, copyright and trade secret rights therein (all of the foregoing, “Proprietary Information”).

   (ii)         Nothing in this Agreement shall be construed as granting the Members or Assignees any rights or license of any kind with respect to the Proprietary Information.

   (iii)        Each Member and Assignee agrees: (A) to keep the Proprietary Information confidential pursuant to Section 8.8(a), and (B) not to copy, alter, reverse engineer or decompile the Proprietary Information or otherwise attempt to access or use any of the trade secrets contained therein.

   (iv)        The name “American Homeowner Preservation” and all rights to use that name belong exclusively to Managing Member, which has consented to the use by the Company and has granted the Company a royalty-free license to use the name “American Homeowner Preservation” in the Company’s name.  Managing Member may revoke that license in its sole and absolute discretion at any time.  In the event of such revocation, the Company shall cease to use the name “American Homeowner Preservation” in its name and shall take all necessary action under the Act to change its name to a name that do not include the name “American Homeowner Preservation.”

ARTICLE IX.
EXCULPATION AND INDEMNIFICATION
OF MANAGING MEMBER ASSOCIATES

9.1           Exculpation.

(a)          Notwithstanding any other provision of this Agreement:

   (i)          to the extent that, at law or in equity, the Managing Member or Liquidating Trustee, as the case may be, has duties (including fiduciary duties) and liabilities relating thereto to the Company, any Member or any Assignee arising under or otherwise relating to this Agreement, the Managing Member or Liquidating Trustee, as the case may be, shall not be liable for monetary or other damages to the Company or such Member or Assignee for: (A) losses sustained or liabilities incurred by the Company or such Member or Assignee, except to the extent that it is Judicially Determined that an act or omission of the Managing Member or Liquidating Trustee, as the case may be, was material to the matter giving rise to such losses or liabilities and that such act or omission constituted criminal wrongdoing, willful misfeasance, bad faith or gross negligence on the part of the Managing Member or Liquidating Trustee, as the case may; (B) losses sustained or liabilities incurred by the Company or such Member or Assignee arising from or otherwise relating to any act or omission of any Person selected by the Managing Member or Liquidating Trustee to perform services for or otherwise transact business with the Company, except to the extent that it is Judicially Determined that the Managing Member’s selection of such Person involved criminal wrongdoing, willful misfeasance, bad faith or gross negligence on the part of the Managing Member or the Liquidating Trustee, as the case may be, and was material to the matter giving rise to such losses or liabilities; or (C) circumstances beyond the Managing Member’s or Liquidating Trustee’s control, including changes in tax or other laws, rules or regulations or the bankruptcy, insolvency or suspension of normal business activities of any broker-dealer, bank or other financial institution that holds assets associated with the Company; and

   (ii)         to the extent that, at law or in equity, a Managing Member Associate (other than the Managing Member) or Liquidating Trustee Associate (other than the Liquidating Trustee) has duties (including fiduciary duties) and liabilities relating thereto to the Company or any Member or Assignee arising under or otherwise relating to this Agreement, such Managing Member Associate or Liquidating Trustee Associate shall not be liable for monetary or other damages to the Company or such Member or Assignee for losses sustained or liabilities incurred by the Company or such Member or Assignee, except to the extent that it is Judicially Determined that an act or omission of such Managing Member Associate or Liquidating Trustee Associate, as the case may be, was material to the matter giving rise to such losses or liabilities and that such act or omission constituted criminal wrongdoing, willful misfeasance or bad faith on the part of such Managing Member Associate or Liquidating Trustee Associate, as the case may be.

(b)          Each Managing Member Associate and Liquidating Trustee Associate shall be fully protected in relying in good faith upon the books and records of the Company and upon such information, opinions, reports or statements presented to the Company by any of its members, managers, partners, shareholders, directors, officers or agents (including legal counsel, accountants, auditors, appraisers, investment bankers and other independent experts acting for the Company or any member, manager, partner, shareholder, director, officer or agent of the Company as to matters such Managing Member Associate or Liquidating Trustee Associate, as the case may be, reasonably believes are within such other Person’s professional or expert competence, including information, opinions, reports, or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions might properly be made.

9.2           Indemnification.

(a)          To the fullest extent permitted by law, the Company shall indemnify each Managing Member Associate and each Liquidating Trustee Associate (each, an “Indemnitee”) against any and all losses, damages, liabilities, costs, expenses (including reasonable legal and expert witness fees and related costs and expenses), judgments, fines, amounts paid in settlement, and other amounts (including costs and expenses associated with investigation or preparation), actually and reasonably paid or incurred by such Indemnitee in connection with any and all Proceedings that arise from or relate, directly or indirectly, to any act or omission (or alleged act or omission) of such Indemnitee in connection with this Agreement or the business or affairs of the Company and in which such Indemnitee may be involved, or is threatened to be involved, as a defendant, witness, deponent or otherwise (but not as a plaintiff, unless the Managing Member agrees otherwise in its sole and absolute discretion), whether or not the same shall proceed to judgment or be settled or otherwise be brought to a conclusion (collectively, “Losses”), except to the extent that it is Judicially Determined that such Indemnitee is not entitled to be exculpated in respect of such act or omission pursuant to the provisions of Section 9.1.

(b)         To the extent it is Judicially Determined that the Company may not lawfully indemnify an Indemnitee for Losses pursuant to the provisions of Section 9.2(a) (other than because such Indemnitee is not entitled to be exculpated in respect of the related act or omission pursuant to the provisions of Section 9.1), the Company shall, to the fullest extent permitted by law, contribute to the amount paid or payable by such Indemnitee as a result of such Losses in such proportion as is appropriate to reflect not only the relative benefits received by the Company, on the one hand, and such Indemnitee, on the other hand, but also the relative fault of the Company and such Indemnitee, as well as any other equitable considerations.

(c)          Reasonable legal fees and other costs and expenses (including costs and expenses associated with any investigation and preparation) incurred by an Indemnitee in connection with any Proceeding in which such Indemnitee is a party, witness or deponent shall be paid or reimbursed by the Company in advance of the final disposition of such Proceeding upon receipt by the Company of (i) a written affirmation by such Indemnitee of such Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Company, as stated in Section 9.2(a), has been met, and (ii) a written undertaking by or on behalf of such Indemnitee to promptly repay the amount paid or reimbursed if it shall ultimately be Judicially Determined that such Indemnitee is not entitled to be indemnified by the Company hereunder.

(d)          The Managing Member may cause the Company to purchase and maintain insurance, at the cost and expense of the Company, on behalf of any one or more Persons against any liability that may be asserted against or costs or expenses that may be incurred by such Person(s) in connection with the activities of the Company, regardless of whether the Company would have the power to indemnify any such Person(s) against such liability under the provisions of this Agreement.

(e)          An Indemnitee shall not be denied indemnification in whole or in part under this Section 9.2 solely because the Indemnitee had an interest in the transaction with respect to which the indemnification applies.

(f)          Any Indemnitee entitled to indemnification hereunder shall use its reasonable best efforts to minimize the amount of any claim for indemnification hereunder.

(g)          The rights of an Indemnitee to indemnification, contribution and reimbursement provided by this Section 9.2 shall be in addition to any other rights to which such Indemnitee may be entitled under any agreement with the Company, as a matter of law or otherwise, and shall continue as to a Managing Member, Managing Member Associate or Liquidating Trustee Associate, as the case may be, who has ceased to serve in such capacity and shall also be for the benefit of such Indemnitee’s Personal Representatives, but shall not be deemed to create any rights for the benefit of any other Persons.  This Article IX, however, shall not be construed to entitle any Indemnitee to receive any amount in respect of any Losses of such Indemnitee to the extent that, after giving effect to the receipt of such amount and the receipt by such Indemnitee of any other payments in respect of such Losses, from whatever source or sources, such Indemnitee shall have recovered an aggregate amount in excess of such Losses.

(h)          Indemnification Obligations in respect of the Company shall remain in effect for a period of two (2) years after the date of the dissolution of the Company pursuant to Article XI, except that Indemnification Obligations shall continue as to any Loss of which any Indemnitee shall have given Notification to the Company on or prior to the date such Indemnification Obligation would otherwise terminate in accordance with this Section 9.2, until it is Judicially Determined that the Company is not liable for such Loss.

(i)          In any suit brought by an Indemnitee to enforce a right to indemnification or the advancement of expenses provided for in this Agreement, the burden of proving that such Indemnitee is not entitled to be indemnified or to an advancement of expenses is on the Company (or any Member or Assignee acting derivatively or otherwise on behalf of the Company, as the case may be).

9.3           Limits on Exculpation and Indemnification.  The Managing Member acknowledges, on its own behalf, on behalf of the other Managing Member Associates and on behalf of the Liquidating Trustee Associates, that: (a) the federal securities laws (and the rules and regulations thereunder) confer certain rights on each Member and Assignee and impose certain liabilities on the Managing Member Associates and Liquidating Trustee Associates, and that the Managing Member Associates and Liquidating Trustee Associates may not lawfully seek an agreement from any Member or Assignee to waive, modify or limit such Member’s or Assignee’s exercise of such rights or to relieve the Managing Member Associates or Liquidating Trustee Associates of such liabilities; and (b) other applicable laws may confer rights on the Members and Assignees, and/or impose liabilities on the Managing Member Associates or Liquidating Trustee Associates, that may not be waived, modified or limited by an agreement between the Managing Member Associates or Liquidating Trustee Associates, on the one hand, and the Members and Assignees, on the other hand.  Accordingly, to the extent a Member or Assignee has rights under the federal securities laws (or the rules and regulations thereunder), nothing in this Article IX should be construed to impose any limitation on a Member’s or Assignee’s exercise of such rights, and to the extent the federal securities laws (or any rule or regulation thereunder) impose liabilities on a Managing Member Associate or Liquidating Trustee Associate, nothing in this Article IX should be construed to impose any limitation on such liability.  Similarly, to the extent a Member or Assignee has rights or a Managing Member Associate or Liquidating Trustee Associate has liabilities under other applicable law that may not be waived, modified or limited by agreement between such Managing Member Associate or Liquidating Trustee Associate, on the one hand, and such Member or Assignee, on the other hand, nothing in this Article IX should be construed to impose any limitation on such Member’s or Assignee’s exercise of such rights or to relieve such Managing Member Associate or Liquidating Trustee Associate of such liabilities.

ARTICLE X.
AMENDMENT; CONSENTS FOR OTHER PURPOSES

10.1         Amendments.

(a)          Subject to Section 10.1(c), the Managing Member may amend this Agreement at any time and from time to time, whether by changing any one or more of the provisions hereof, deleting any one or more provisions herefrom or adding one or more provisions hereto:

    (i)         without obtaining the authorization, approval, agreement, consent or vote of any Member or Assignee to: (A) cure any ambiguity or inconsistency herein, or (B) address any matter or question not addressed herein, provided that, in the Managing Member’s judgment, no such amendment has or could reasonably be expected to have a material adverse effect on the Members and Assignees thereof generally;

   (ii)         without obtaining the authorization, approval, agreement, consent or vote of any Member or Assignee: (A) to add to the obligations of the Managing Member hereunder, or surrender any right, power or authority granted to the Managing Member hereunder, for the benefit of any Members or Assignees thereof; (B) to provide, pursuant to Section 3.5, that any one or more Additional Managers may possess and exercise any one or more of the rights, powers and authority possessed by the Managing Member under this Agreement; (C) to change the name of the Company; (D) to reflect the admission, substitution, and withdrawal of Members and Assignees effected after the date hereof in accordance with this Agreement; (E) to reflect Capital Contributions and Capital Withdrawals effected after the date hereof in accordance with this Agreement; (F) for such other purpose or purposes as the Managing Member may determine to be necessary, appropriate, advisable, incidental or convenient to the management and conduct of the business and affairs of the Company, provided that, in the Managing Member’s judgment, no such amendment pursuant to this clause (F) has or could reasonably be expected to have a material adverse effect on the Company or the Members and Assignees thereof generally;

   (iii)        without obtaining the authorization, approval, agreement, consent or vote of any Member or Assignee, to cause the Company to enter into an agreement with any Member or Assignee thereof to waive or modify the application of any provision of this Agreement with respect to such Member or Assignee, provided that, in the Managing Member’s judgment, no such waiver or modification pursuant to this subparagraph (iii) has or could reasonably be expected to have a material adverse effect on the Members and Assignees thereof generally;

    (iv)      without obtaining the authorization, approval, agreement, consent or vote of any Member or Assignee, to: (A) cause the provisions of Section 7.2 to comply with the provisions of Section 704 of the Code and applicable Treasury Regulations, (B) otherwise cause the Company to comply with any requirement, condition or guideline contained in any federal, state, local or foreign law or in any order, directive, opinion, ruling or regulation of any Governmental Entity or self-regulatory organization, (C) qualify the Company as (or to do business as) a limited liability company or a company in which Members and Assignees have limited liability, under the laws of any State or other jurisdiction in which the Managing Member determines such qualification to be necessary or advisable, (D) prevent an Adverse Regulatory Effect, provided that the Managing Member takes such measures as are reasonably necessary to prevent any amendment pursuant to this Section 10.1(a)(iv) from having a material adverse effect on the Members and Assignees thereof generally;

    (v)        in a manner that materially adversely affects or could reasonably be expected to have a material adverse effect on the Members and Assignees thereof generally, if the Managing Member gives Notification to the Members at least thirty (30) calendar days prior to the implementation of such amendment, setting forth, in reasonable detail, all material facts relating to such amendment, and obtains the Consent of a Majority of the Members, measured by capital accounts, to such amendment prior to the implementation thereof; or

    (vi)      in a manner that materially adversely affects or could reasonably be expected to have a material adverse effect on any one or more specific Members or Assignees, if the Managing Member receives consent to such amendment from such affected Member(s) or Assignee(s).

(b)          It shall be conclusively presumed that no waiver or permission granted to any one or more Members or Assignees, and no agreement entered into with any one or more Members or Assignees, pursuant to Section 3.6 or 4.2(b), has or could reasonably be expected to have a material adverse effect on the Company or any Member or Assignee to whom such a waiver or permission is not granted or with whom such an agreement is not entered into.

(c)          Notwithstanding any provision of Section 10.1(a), the Managing Member may not amend this Agreement so as to: (i) require a Member or Assignee to pay any sum of money whatsoever in respect of such Member’s or Assignee’s Interest, whether in the form of a Capital Contribution, a loan or otherwise, other than that which such Member or Assignee has agreed to pay by way of such Member’s Subscription Agreement(s), this Agreement or another agreement executed and delivered by such Member or Assignee; (ii) materially reduce the increases and decreases of Net Assets the Company or the amount of distributions of the Company to which such Member or Assignee is entitled under this Agreement, without the consent of such Member or Assignee; or (iii) modify the limited liability of a Member, without the consent of such Member.

(d)          If the Managing Member adopts an amendment to this Agreement pursuant to Section 10.1(a)(i), (ii), (iii) or (iv), it shall provide affected Members and Assignees a copy of such amendment, or a reasonably detailed description of such amendment, within ten (10) Business Days after the effective date of such change; provided, however, that an inadvertent failure to comply with the provisions of this Section 10.1(d) with respect to any such amendment shall not affect the substance or effectiveness of such amendment in any respect.

(e)          For the avoidance of doubt, no amendment may be made to this Agreement without the consent or approval of the Managing Member.

10.2           Amendment of Certificate.

(a)          The Managing Member shall cause the Certificate to be amended and/or restated at such time or times, to such extent and in such manner as may be required by the Act.

(b)          The Managing Member, in its sole and absolute discretion, may cause the Certificate to be amended and/or restated in accordance with the principles set forth in Section 10.1, and any such amendment and/or restatement shall be effective immediately upon the filing of a certificate of amendment in the office of the Secretary of State of the State of Delaware or upon such future date as may be stated therein.

10.3           Consents for Other Purposes.  The Managing Member may from time to time determine to submit to the Members for approval certain actions or practices that are not required to be approved by the Members or Assignees thereof pursuant to this Agreement (including transactions subject to the provisions of Section 206(3) of the Advisers Act).  Any such action or practice shall be deemed to have been approved by the Company if: (a) no later than thirty (30) calendar days prior to taking such proposed action or implementing such proposed practice, the Managing Member gives Notification to the Members describing such action or practice in reasonable detail and (b) prior to taking such action or implementing such practice, the Managing Member obtains the Consent of a majority of the Members, measured by Capital Account, to such action or practice.

ARTICLE XI.
DISSOLUTION AND WINDING UP

11.1           Events Causing Dissolution.

(a)          The Company shall dissolve and commence winding up of its business and affairs upon the first to occur of the following events, and, except as otherwise required by the Act or other applicable law, no other event shall cause the dissolution of the Company:

   (i)          the Managing Member declares in writing that the Company shall be dissolved and gives Notification of such declaration to all Members and Assignees;

   (ii)         the Bankruptcy of the Managing Member; provided, however, that the Bankruptcy of the Managing Member shall not cause the dissolution of the Company if at the time of such Bankruptcy there is at least one other Manager of the Company that has been admitted to the Company as a Manager pursuant to Section 3.5(b) and such other Manager carries on the business of the Company (it being understood and agreed that this Agreement shall be construed to permit the business of the Company to be carried on by such other Manager in the event of the Bankruptcy of the Managing Member); or

   (iii)        the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

11.2           Winding Up.  If the Company is dissolved pursuant to Section 11.1, its business and affairs shall be wound up as soon as reasonably practicable thereafter in the manner set forth below.

(a)          The winding up of the business and affairs of the Company shall be carried out by a liquidating trustee (the “Liquidating Trustee”).

(b)          Unless otherwise required by law, the Liquidating Trustee of the Company shall be the Managing Member or a Person appointed by the Managing Member; provided, however, that if the Company is dissolved by operation of the provisions of Section 11.1(a)(ii) or (iii), the Liquidating Trustee shall be a person appointed by a majority of the Members, measured by Capital Account, determined as of the beginning of the Accounting Period during which such dissolution occurred.

(c)          The Managing Member may revoke the appointment of a Liquidating Trustee, and appoint a successor Liquidating Trustee, at any time; provided, however, that if the Company is dissolved by operation of the provisions of Section 11.1(a)(ii) or (iii), such revocation and appointment of a successor may be made only by a majority of the Members, measured by Capital Account determined as of the beginning of the Accounting Period during which such dissolution occurred.

11.3           Powers of Liquidating Trustee.  The Liquidating Trustee shall possess full and exclusive right, power and authority to effect the winding up of the business and affairs of the Company and the termination of the existence of the Company as a separate legal entity.  In winding up the business and affairs of the Company and terminating the Company’s existence as a separate legal entity, the Liquidating Trustee may exercise or invoke all rights, powers, authority and privileges that the Managing Member may exercise or invoke under this Agreement.

11.4           Costs and Expenses of Liquidation; Compensation of Liquidating Trustee.

(a)          The Company shall bear such costs and expenses as the Liquidating Trustee shall reasonably determine to be necessary, appropriate, advisable, incidental or convenient to effect the orderly winding up of the Company’s business and affairs and the termination of the Company’s existence as a separate legal entity.

(b)          The Liquidating Trustee shall be entitled to receive from the Company such reasonable compensation for its services relating to the winding up of the business and affairs of the Company as the Managing Member may from time to time determine; provided, however, that if the Company is dissolved pursuant to Section 11.1(a)(ii) or (iii), such compensation shall be determined by a simple majority of the Members, determined by Capital Account, as of the date such dissolution occurred.

11.5           Final Statement.  Within a reasonable time following the completion of the winding up of the business and affairs of the Company (excluding, for purposes of this Section 11.5, the disposition of reserves described in Section 11.6(a)), the Liquidating Trustee shall furnish to each Member and Assignee a statement setting forth the assets and the liabilities of the Company as of the date of such completion and such Member’s or Assignee’s share of distributions pursuant to Section 11.6.

11.6           Distribution of Property and Proceeds of Sale Thereof.

(a)          Within thirty (30) calendar days following completion of the statement referred to in Section 11.5, the Liquidating Trustee shall, in accordance with Section 18-804(a) of the Act, distribute the assets of the Company in the following order of priority:

   (i)          to pay or make reasonable provision for the payment of the debts, liabilities and obligations of the Company to creditors (including the compensation payable to the Liquidating Trustee and other costs and expenses associated with the dissolution and winding up of the business and affairs of the Company), including, to the extent permitted by applicable law, Members, Assignees and former Members and Assignees who are creditors of the Company (other than liabilities for distributions to Members, Assignees and former Members and Assignees under Sections 18-601 or 18-604 of the Act);

   (ii)         to pay or make reasonable provision for the payment of the debts, liabilities and obligations the Company to creditors who are Members, Assignees or former Members or Assignees (other than liabilities for distributions to Members, Assignees and former Members and Assignees of the Company under Sections 18-601 or 18-604 of the Act), to the extent not paid or provided for pursuant to Section 11.6(a)(i);

   (iii)        to satisfy liabilities of the Company to Members, Assignees and former Members and Assignees for distributions under Sections 18-601 or 18-604 of the Act; and

   (iv)        to the Members and Assignees, in accordance with section 6.1.

(b)          Pursuant to the provisions of Section 18-804(b) of the Act, if there are sufficient assets to satisfy the claims of all priority groups specified above, such claims shall be paid in full and any such provision for payment shall be made in full.  If there are sufficient assets to satisfy the claims of one or more but not all priority groups specified above, the claims of the highest priority groups that may be paid or provided for in full shall be paid or provided for in full, before paying or providing for any claims of a lower priority group.  If there are insufficient assets to pay or provide for the claims of a particular priority group specified above, such claims shall be paid or provided for ratably to the claimants in such group to the extent of the assets available to pay such claims.

(c)          Amounts in reserves established by the Liquidating Trustee pursuant to Section 18-804 of the Act shall be paid to creditors as set forth in Sections 11.6(a)(i) and (ii).  Any amounts remaining in such reserves after such payments shall be paid as provided in Sections 11.6(a)(iii) and (iv).

11.7           Deficit Capital Accounts.   Notwithstanding any other provision of this Agreement, to the extent that, upon completion of the winding up of the business and affairs of the Company, there is a deficit in any Member’s or Assignee’s Capital Account, such deficit shall not be an asset of the Company and such Member or Assignee shall not be obligated to contribute such amount to the Company to bring the balance of such Capital Account to zero.

ARTICLE XII.
MISCELLANEOUS

12.1           Construction and Governing Law.

(a)          Each Subscription Agreement or Other Agreement executed and delivered by a Member or Assignee, including any representations, warranties, covenants and power of attorney set forth therein, is hereby incorporated into this Agreement as if set forth in full in this Agreement. This Agreement, the Certificate and the Subscription Agreements contain the entire understanding and agreement among the respective parties hereto and thereto with respect to the subject matter hereof and thereof, and supersede all prior and contemporaneous agreements, understandings, arrangements, inducements or conditions, express or implied, oral or written, between or among any of the parties hereto or thereto with respect to the subject matter hereof and thereof.

(b)          To the extent not preempted by ERISA or the Securities and Commodities Laws, all provisions of this Agreement, the Certificate, the Subscription Agreements and the Other Agreements shall be governed by and construed, administered and enforced in accordance with the internal substantive laws of the State of Delaware without regard to “choice of law,” “conflict of laws” or similar principals of the State of Delaware or any other jurisdiction.  In applying the provisions of this Agreement, it is understood and agreed that, regardless of where this Agreement may be executed by a party hereto, this Agreement is executed and delivered by the parties pursuant to the Act, and that the parties intend that the provisions of this Agreement be given full force and effect pursuant to the principles set forth in Sections 18-1101 (b), (c) and (d) of the Act.  Without limiting the scope of the preceding sentence, to the extent this Agreement modifies or nullifies any provision of the Act that would apply in the absence of such modification or nullification, as permitted by the Act (any such provision of the Act being referred to herein as a “default” provision), such modification or nullification shall apply in preference to such “default” provision.

(c)          The parties hereto intend that the provisions hereof be construed as if drafted jointly by the parties and that no presumption or burden of proof arise favoring or disfavoring any party by virtue of the authorship of this Agreement.

(d)          Wherever possible, each provision in this Agreement shall be construed in such a manner as to be valid, legal and enforceable under applicable law. It is the intention of the Parties that, in case any one or more of the provisions contained in this Agreement shall, for any reason, be found or held invalid, illegal or unenforceable to any extent in any jurisdiction, such provision shall be reformed in such jurisdiction to reflect the intent thereof to the greatest extent permitted by law and, to the extent not so reformed, shall be ineffective only in such jurisdiction and only to the extent of such invalidity, illegality or unenforceability without invalidating (i) the effect of such provision in any other jurisdiction or (ii) the effect of any other provision in that or any other jurisdiction, unless such a construction would be unreasonable.  If the Managing Member shall determine, with the advice of reputable counsel, that any provision of this Agreement is in conflict with (A) the Securities and Commodities Laws or (B) other applicable laws, rules, regulations or orders, whether generally or in a particular application, the conflicting provision or such particular application thereof, as the case may be, shall not be deemed to constitute a part of this Agreement for so long as such conflict exists (provided, however, that such determination shall not affect any of the remaining provisions of this Agreement or any lawful application of any provision, or render invalid or improper any action taken or omitted prior to such determination). In construing the meaning or application of the Securities and Commodities Laws, the Managing Member may consider the effect of any applicable order or interpretive release issued by the Securities and Exchange Commission or the Commodity Futures Trading Commission, as the case may be, or any applicable “no action” or interpretive position issued by the staff of either such Commission, that modifies or interprets the Securities and Commodities Laws.

(e)          If the Managing Member determines that any provision of this Agreement is ambiguous or inconsistent with any other provision of this Agreement, it may construe such provision in such manner as it may determine, and such construction shall be conclusive and binding as to the meaning to be given to such provision.

(f)           All matters concerning: (i) the valuation of the assets of the Company; (ii) the determination of the amount of the liabilities of the Company; (iii) the allocation of profits, gains and losses among the Members and Assignees, including taxes thereon; and (iv) the accounting practices and procedures of the Company (to the extent not specifically provided for in this Agreement), shall be determined by the Managing Member, whose good faith determinations in such matters shall, absent manifest error, be conclusive and binding on the Members and Assignees.

(g)          Each reference in this Agreement to a statute or regulation, or provision thereof, shall be deemed to refer to such statute or regulation, or provision thereof, as amended from time to time, or to any superseding statute or regulation, or provision thereof, as is from time to time in effect, as well as to applicable regulations then in effect thereunder.

(h)          In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a day that is not a Business Day, then the final day of such time period shall be deemed to be the next day which is a Business Day.

(i)           Except as otherwise stated in this Agreement, references in this Agreement to Articles, Sections and Annexes are to Articles, Sections and Annexes of this Agreement. The headings to Articles and Sections are for convenience of reference only and shall not be considered in construing this Agreement.

(j)           Where appropriate, each definition and pronoun in this Agreement includes the singular and the plural, and reference to a particular gender includes each other gender. As used in this Agreement, the word “including” shall mean “including without limitation,” and the word “or” is not exclusive.

(k)          The express provisions of this Agreement control and supersede any course of performance or usage of the trade inconsistent with any of the provisions hereof.

(l)           EACH MEMBER AND ASSIGNEE CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND THE FEDERAL COURTS OF THE UNITED STATES, IN EACH CASE SITTING IN COOK COUNTY, ILLINOIS IN ANY PROCEEDING.

   EACH MEMBER AND ASSIGNEE AGREES NOT TO RAISE ANY OBJECTION TO VENUE IN THE COURTS OF THE STATE OF ILLINOIS AND THE FEDERAL COURTS OF THE UNITED STATES, IN EACH CASE SITTING IN COOK COUNTY, ILLINOIS, IN ANY PROCEEDING.

   EACH MEMBER AND ASSIGNEE CONSENTS TO SERVICE OF PROCESS, SUMMONS OR NOTICE IN ANY PROCEEDING BY WAY OF NOTIFICATION THEREOF TO SUCH MEMBER OR ASSIGNEE BY REGISTERED OR CERTIFIED U.S. MAIL (FIRST CLASS POSTAGE PREPAID, RETURN RECEIPT REQUESTED).

12.2           Counterparts.   This Agreement may be executed in any number of counterparts (each of which shall be deemed to be an original as against any party whose signature appears thereon). All of such counterparts shall together constitute one and the same instrument, with the same effect as if all parties executing such counterparts had executed the same signature page.  Any writing, including a Subscription Agreement or Other Agreement, that has been duly executed by a Person in which such Person has agreed to be bound hereby as a Member shall be considered a counterpart for purposes of the foregoing.

12.3           Binding Effect.  The provisions of this Agreement shall be binding upon the Members (including former Members), Assignees (including former Assignees) and their respective Personal Representatives and shall inure to the benefit of the Members (including former Members), Assignees (including former Assignees), Managing Member Associates (including former Managing Member Associates), Liquidating Trustee Associates (including former Liquidating Trustee Associates), and their respective Personal Representatives (the “Parties”); provided, however, that this Section 12.3 shall not be construed to limit the requirements or effect of any other provision of this Agreement.

12.4           Third Party Beneficiaries.  The provisions of this Agreement are intended solely to govern the relations (a) between or among any two or more Parties; and (b) between or among any one or more Parties, on the one hand, and the Company, on the other hand.  No Person (other than a Party) who owes any debts, liabilities or obligations to or who otherwise has any claim against or dealing with the Company shall obtain any rights under any provision of this Agreement, whether as third party beneficiary or otherwise.  No creditor of a Party shall have the right to obtain possession of, or otherwise exercise legal or equitable remedies with respect to, the assets of the Company.

12.5           Remedies for Breach; Effect of Waiver or Consent.  A waiver or consent, express or implied, of or to any breach or default by any Person in the performance by that Person of his duties with respect to the Company is not a waiver of or consent to any other breach or default in the performance by that Person of the same or any other duties of that Person with respect to the Company.  Failure on the part of a Person to complain of any act of any other Person or to declare any other Person in default with respect to the Company, irrespective of how long that failure continues, shall not constitute a waiver by that Person of its rights with respect to that default until the applicable statute of limitations period has run.

   IN WITNESS WHEREOF, the undersigned have executed this Limited Liability Company Agreement as of the date first above written.

MANAGING MEMBER:

American Homeowner Preservation Management, LLC

By:
Name:
Title:
MEMBERS:

Each Person hereafter admitted as a Member pursuant to the Managing Member’s acceptance of such Person’s Subscription Agreement or another document that has been duly executed by such Person in which such Person has agreed to be bound hereby as a Member.

ANNEX A

DEFINITIONS

“1940 Act” – the Investment Company Act of 1940, as amended.

“1934 Act” – the Securities Exchange Act of 1934, as amended.

“1933 Act” – the Securities Act of 1933, as amended.

“Account” or “Capital Account” of a Member is defined in Section 7.1.

“Accounting Period” – the Accounting Period of the Company is defined in Section 8.3(c).

“Act” – the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et seq.

“Additional Manager” is defined in Section 3.5(b).

“Adverse Regulatory Effect” – means any of the following: (i) a violation by the Company or the Managing Member of any requirement, condition or guideline contained in any federal, state, local or foreign law or in any order, directive, opinion, ruling or regulation of any Governmental Entity or self-regulatory organization, (ii) the imposition of a requirement that the Company or the Managing Member comply with any requirement, condition or guideline contained in any federal, state, local or foreign law or in any order, directive, opinion, ruling or regulation of any Governmental Entity or self-regulatory organization, to which it is not subject as of the date of this Agreement, (iii) the termination of the Company’s classification as a partnership for federal income tax purposes, (iv) the Company being treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and applicable Treasury Regulations, (v) any of the assets associated with the Company being treated as Plan Assets, (vi) the imposition of a requirement on the Company to register as an investment company under the 1940 Act, (vii) the imposition of a requirement on the Company to comply with any provision of the 1940 Act (other than provisions applicable to a company that relies on Section 3(c)(1) of the 1940 Act, if the Company relies on that section, or Section 3(c)(7) of the 1940 Act, if the Company relies on that section), or (viii) the occurrence of any “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code).

“Advisers Act” – the Investment Advisers Act of 1940, as amended.

“Affiliate” of a specified Person – any Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Agreed Value” of a Capital Contribution in a form other than cash – the fair market value of such Capital Contribution as mutually agreed by the Managing Member and the Person that makes such Capital Contribution.

“Agreement” – this Limited Liability Company Agreement (including the documents incorporated herein by reference herein, as amended and/or restated from time to time).

“AHPM” is defined in the first paragraph of this Agreement.

“Assets” – all of the assets of the Company (including accrued interest and dividends receivable in respect of such investments); provided, however, that no value shall be placed on the name or goodwill of the Company, which shall be considered the exclusive property of the Managing Member.

“Assignee” is defined in Section 5.4(c)(ii)(A).

“Authorized Person” is defined in Section 8.8(b)(i).

“Bankruptcy” of a Person – (i) such Person (A) makes an assignment for the benefit of creditors; (B) files a voluntary petition in bankruptcy; (C) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceeding; (D) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (E) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of such nature; or (F) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties; or (ii) one hundred and twenty (120) calendar days after the commencement of any proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, the proceeding has not been dismissed, or if within ninety (90) calendar days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within ninety (90) calendar days after the expiration of any such stay, the appointment is not vacated. Without limiting the scope of the foregoing, if a Person is a partnership, Bankruptcy of such Person shall also include the Bankruptcy of any general partner of such Person.

“Benefit Plan Investor” means, as defined in the Pension Protection Act of 2006 (“PPA 2006”), (i) any employee benefit plan subject to Part 4 of Title I of ERISA (regarding fiduciary responsibility), (ii) any plan to which Section 4975 of the Code applies (including Individual Retirement Accounts, i.e. IRAs) and (iii) any entity whose underlying assets include plan assets by reason of a plan’s investment in such entity.  For purposes of (iii) above, an entity’s underlying assets will include plan assets if immediately after the most recent acquisition or disposition of any equity interest in such entity, 25% or more of a class of such entity’s “equity interests” are owned by Benefit Plan Investors and such “equity interests” are not “publicly-offered securities” (as the terms “equity interests” and “publicly-offered securities” are used in Department of Labor (“DOL”) Regulation 29 CFR §2510.3-101 and as subsequently modified by PPA 2006); provided that an entity which is primarily engaged, directly or through a majority owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital shall not be considered a Benefit Plan Investor.  Benefit Plan Investors include, by way of example and not of limitation, corporate pension and profit sharing plans, “simplified employee pension plans,” Keogh plans for self-employed individuals (including partners), individual retirement accounts, and certain bank commingled trust funds, or insurance company separate accounts, for such plans and accounts.  Notwithstanding anything herein to the contrary, whether an entity is a Benefit Plan Investor shall be determined under the rules set forth in DOL Regulation 29 CFR §2510.3-101, but only to the extent such regulations are not inconsistent with PPA 2006 and only until such time as the DOL issues new regulations consistent with PPA 2006, at which time, such superseding regulations shall control the determination of Benefit Plan Investor.

“Book/Tax Disparity” of a Member or Assignee – the difference between the (aggregate) balance of such Member’s or Assignee’s Capital Account and the balance of such Member’s or Assignee’s Tax Basis Capital Account.

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“Business Day” – for purposes of this Agreement means any day that is not a Saturday or Sunday and is not a legal holiday or day on which banking institutions generally are authorized or obligated by law or regulations to remain closed in New York.

“Capital Contribution”  – the amount of money (or, if the Managing Member determines in its sole and absolute discretion in any particular case that a contribution of capital may be made in whole or in part in the form of property other than cash, the Agreed Value of such other property, net of any liability secured by such property) contributed by a Person to the capital of the Company, less the amount of any sales charge deducted from such contribution and paid to another Person.

“Capital Withdrawal” from a Capital Account – any distribution of cash or other property from such Capital Account to the Member or Assignee who holds such Account and any withdrawal of cash or other property from such Capital Account (if allowed by the Managing Member), pursuant to this Agreement (including distributions pursuant to the provisions of Article XI).  Each Capital Withdrawal from a Capital Account shall be deemed to be effected as of the end of an Accounting Period, notwithstanding that a distribution in connection with such Capital Withdrawal is made after the end of such Accounting Period.  For the avoidance of doubt, a distribution shall not include any amount constituting reasonable compensation for present or past services (including Management Fees to the Managing Member).  The amount of a Capital Withdrawal from a Capital Account shall be the amount of cash distributed in connection with such withdrawal (to the extent cash is distributed in connection with such withdrawal) plus the net value of any assets that are distributed in connection with such withdrawal, determined in accordance with the valuation principles set forth in this Agreement or the Offering Circular (if any).

“CE Act” – the Commodity Exchange Act, as amended.

“Certificate” – the Certificate of Formation of the Company as originally filed in the office of the Secretary of State of the State of Delaware and as subsequently amended and/or restated from time to time in accordance with this Agreement and the Act.

“Class A Interest” means an Interest in the Company that has been designated as Class A.

“Class M Interest” means an Interest in the Company that has been designated as Class M.

“Class A Member” means a Member holding a Class A Interest.

“Class M Member” means a Member holding a Class M Interest.

“Class A Preferred Return” is defined in Section 6.4(a).

“Class Percentage” means, for any Member of a Class of Company Interests, a fraction, expressed as a percentage, the numerator of which fraction shall be the Capital Contribution of such Member and the denominator of which fraction shall be the total Capital Contributions of all Members of the Class, as may be amended from time to time upon the transfer, issuance or redemption of Interests in the Company accordance with this Agreement.

“Code” – the Internal Revenue Code of 1986, as amended.

“Confidential Information” is defined in Section 8.8(a).

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“Company” – American Homeowner Preservation 2015A+, LLC, the Delaware limited liability company whose formation was completed upon the filing of the Certificate and whose business and affairs shall be governed by this Agreement.

“Control” – when used with respect to a particular Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Entity” – any domestic or foreign corporation, partnership (whether general or limited), joint venture, limited liability company, business trust, trust, estate, custodian, Governmental Entity, cooperative or other entity, or any unincorporated association or organization or account, whether acting in an individual or representative capacity.

“ERISA” – the Employee Retirement Income Security Act of 1974, as amended.

“Financial Instruments” – (i) capital stock (including common and preferred stock); (ii) shares of beneficial interest, partnership interests, limited liability company interests and similar financial instruments; (iii) bonds, notes and debentures (whether subordinated, convertible or otherwise); (iv) shares of open and closed-end investment companies and other mutual funds, including money market funds; (v) commercial paper, (vi) obligations of any Governmental Entity; (vii) any other instruments that are defined as “securities” under the Commodities and Securities Laws or that are commonly known as “securities;” (viii) currencies; (ix) spot and forward currency transactions; (x) commodity, interest rate, currency, equity and other derivative products, including (A) futures contracts (and options thereon) relating to stocks, stock indices, currencies, U.S. Government securities and securities of foreign governments and other commodities and financial instruments; (B) swaps, options, warrants, caps, collars, floors and forward rate agreements; and (C) agreements relating to or securing such transactions; (xi) equipment lease certificates and equipment trust certificates; (xii) accounts and notes receivable and payable held by trade or other creditors; (xiii) trade acceptances; (xiv) contract and other claims; (xv) executory contracts; (xvi) participations in Financial Instruments; (xvii) repurchase agreements; and (xviii) certificates of deposit, banker’s acceptances, trust receipts and other obligations and instruments or evidences of indebtedness of whatever kind of nature; in any such case: (A) issued by any Person, (B) regardless of whether such Financial Instruments are privately or publicly held, acquired in public transactions or private placements, exchange-listed (or otherwise publicly traded) or not, or readily marketable and freely transferable or not, and (C) without any restriction, except as otherwise provided in the Offering Circular (if any).

“Fiscal Quarter” – a fiscal quarter of the Company determined in accordance with the Agreement.

“Fiscal Year” – the fiscal year of the Company determined in accordance with the Agreement.

“Governmental Entity” – any federal, state, local or foreign government (or political subdivision, department, instrumentality, body or agency thereof).

“Indemnification Obligation” – an obligation of the Company to indemnify an Indemnitee, advance expenses of an Indemnitee or provide contribution with respect to an Indemnitee, as the case may be, pursuant to Article IX.

“Indemnitee” is defined in Section 9.2(a).

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“Initial Closing” – the day on which the Company admits a Person (other than the Managing Member) as a Member thereof pursuant to this Agreement.

“Interest” of a Member or Assignee at any particular time – such Member’s or Assignee’s interest, rights, powers and authority in and with respect to the Company at such time as determined in accordance with this Agreement.  Such rights include (i) such Member’s or Assignee’s share of the profits and losses of the Company, and such Member’s or Assignee’s right to receive distributions and to withdraw assets from the Company, pursuant to this Agreement and (ii) such Member’s or Assignee’s other rights, powers and authority in respect of the Company under this Agreement.

“Investment Adviser” means AHP Capital Management, LLC, which shall provide investment advisory services to the Company pursuant to an Investment Advisory and Management Services Agreement.

“Judicially Determined” – determined in a judgment or order, not subject to further appeal or discretionary review, by a court, governmental body or agency or self-regulatory organization having jurisdiction to render or issue such judgment or order.

“Liabilities” – (i) all of the Company’s bills and accounts payable; (ii) all of the Company’s accrued or payable expenses; (iii) the current market value of all of the Company’s short sale obligations after accounting for or reflecting any hedge or other offsetting positions; and (iv) all of the Company’s other liabilities, present or future, including any Reserves established in respect of the Company.

“Liquidating Trustee” is defined in Section 11.2(a).

“Liquidating Trustee Associate” – the Liquidating Trustee, any Affiliate of the Liquidating Trustee, and any member, partner, shareholder, other beneficial owner, manager, director, officer, employee or agent of the Liquidating Trustee or any such Affiliate and their Personal Representatives.

“Losses” is defined in Section 9.2(a).

“Management Fee” is defined in Section 3.6(a).

“Manager” means a “manager” within the meaning of Section 18-101(10) of the Act.

“Managing Member” – AHPM and any Additional Manager, to the extent that the Managing Member, pursuant to Section 3.5(c), provides that such Additional Manager shall possess any one or more of the rights, powers and authority of AHPM in its capacity as a Manager of the Company under this Agreement.

“Managing Member Associate” – the Managing Member, each Affiliate of the Managing Member, each member, partner, shareholder, other beneficial owner, manager, director, officer, employee or agent of the Managing Member or any such Affiliate, and the Personal Representatives of each of the foregoing.

“Member” of the Company as of a particular time – a Person who has been admitted as a Member of the Company in accordance with this Agreement and who has not, pursuant to this Agreement, (i) withdrawn all amounts from its Capital Account in the Company, (ii) resigned or withdrawn as a Member of the Company, (iii) been required to withdraw as a Member of the Company or (iv) assigned its entire Interest to a substitute Member pursuant to Section 5.4.

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“Net Assets” at a particular time – the value of the Company’s assets at such time minus the amount of the Company’s liabilities at such time (in each case determined in accordance with generally accepted accounting principles consistently applied (except as provided in this Agreement or the Offering Circular (if any)) and Section 8.4).

“Notification” to a Person – a written notice that is deemed to be duly given to such Person on: (i) the date of delivery, if delivered by hand to such Person or sent to such Person by facsimile transmission (provided confirmation of receipt thereof is obtained) or reputable overnight courier; or (ii) the date indicated as the date of receipt on the return receipt, if mailed to such Person by U.S. registered or certified mail (first class postage prepaid), return receipt requested.  Any Notification required or permitted to be given to the Managing Member or the Company shall be sent to the principal office of the Company, or to such other address or facsimile number as the Managing Member may specify in a Notification given to all other Members and Assignees.  Any Notification required or permitted to be given to any other Member or Assignee shall be sent to such Member or Assignee at such address or to such facsimile number as such Member or Assignee may notify the Company by way of a Notification (it being understood and agreed that a Subscription Agreement, duly executed by a Person who subscribes for a Company Interest pursuant thereto, shall constitute a Notification by such Person of its address and facsimile number).

“Offering Circular” means the Offering Circular on Form 1-A qualified by the U.S. Securities and Exchange Commission with respect to the offer of the Class A Interests and which includes information about the Company, the Class A Interests, and the offering.

“Other Agreement” means any document evidencing an arrangement entered into pursuant to the provisions of this Agreement.

“Party” is defined in Section 12.3.

“Person” – any natural person, whether acting in an individual or representative capacity, or any Entity.

“Personal Representative” is defined in Section 18-101(13) of the Act.

“Plan Assets” – money or other property in which a Benefit Plan Investor is deemed to have an ownership interest for purposes of ERISA or Section 4975 of the Code.

“Proceeding” – any claim, demand, action, suit or proceeding (including any action by or in the right of the Company), civil, criminal, administrative or investigative, brought by or before (or threatened to be brought by or before) any court, arbitrator, mediator, governmental body or agency or self-regulatory organization, that directly or indirectly arises from or relates to this Agreement, the business or affairs of the Company or a Member’s or Assignee’s investment in the Company.

“Proprietary Information” is defined in Section 8.8(e)(i).

“Required Records” is defined in Section 8.1(a).

“Reserves” is defined in Section 8.4(d).

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“Securities and Commodities Laws” – any one or more of the Advisers Act, the 1933 Act, the 1934 Act, the 1940 Act and the CE Act, to the extent each is applicable to the Managing Member or the Company.

“Subscription Agreement” of a Person – the Subscription Agreement and Power of Attorney (and related documents) in such form or forms as the Managing Member may from time to time determine, as completed and executed by such Person and delivered by such Person to the Company, pursuant to which such Person (i) subscribes for an Interest in the Company by agreeing to contribute capital to the Company in such amount or amounts, at such time or times and otherwise in such manner as may be set forth therein; and (ii) agrees to be bound by this Agreement as a Member of the Company.

“State” is defined in Section 18-101(14) of the Act.

“Tax Basis Capital Account” – is defined in Section 7.2(a).

“Tax Item” means any item of s the Company’s income, gain, expense, deduction, loss or credit allocable to Members and Assignees of the Company for federal income tax purposes.

“Tax Laws” is defined in Section 8.7(b).

“Tax Returns” is defined in Section 8.7(a).

“Transfer” of an Interest or an interest therein – (i) any transaction in which a Person assigns or purports to assign an Interest, or an interest therein, to another Person, and includes: (A) any transfer, sale, assignment, gift, exchange, pledge, mortgage or hypothecation of an Interest, or any interest therein; (B) the creation or granting of a security interest, lien or encumbrance in, on or against an Interest, or any interest therein; or (C) any other conveyance or disposition of an Interest, or an interest therein, whether voluntary, involuntary or by operation of law; and (ii) any agreement, including a structured note or swap transaction, under which a Member or Assignee agrees to: (A) grant any other Person an economic interest in such Member’s or Assignee’s Capital Account or (B) pay any person an amount determined in whole or in substantial part by reference to the change in value of a Capital Account or to the performance of the Company.

“Treasury Regulations” – the income tax regulations promulgated under the Code, whether in proposed, temporary or final form.

“Unreturned Investment” is defined in Section 6.4(b).

“Withdrawal Date” in respect of a Capital Account – the date as of which a Capital Withdrawal is effected from such Account.

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